UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Analogic Corporation

(Name of Registrant as Specified In Its Charter)

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Analogic Corporation

Notice of Annual Meeting of Stockholders of

Analogic Corporation to be held on December 1, 2017

The Annual Meeting of Stockholders of Analogic Corporation will be held at our headquarters, located at 8 Centennial Drive, Peabody, Massachusetts 01960, on Friday, December 1, 2017 at 10:00 a.m. (Eastern Time) for the following purposes:

(1) To elect seven directors for a one-year term, to hold office until our next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

(2) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2018;

(3) To hold an advisory vote to approve Named Executive Officer compensation; and

(4) To hold an advisory vote to approve the frequency of future Named Executive Officer compensation advisory votes;

Stockholders will also act on any other business that may properly come before the meeting or any adjournment thereof.

Our board of directors has fixed the close of business on October 31, 2017 as the record date for determining the stockholders having the right to notice of and to vote at the meeting.

Stockholders are cordially invited to attend the meeting in person. If you are not able to do so and wish that your stock be voted, please refer to the instructions on the Notice of Internet Availability of Proxy Materials, or Notice, that you received in the mail or, if you requested to receive printed proxy materials, your enclosed proxy card. If you received these proxy materials in the mail and are returning a proxy card via the enclosed envelope, no postage is required if mailed in the United States or Canada.

JOHN J. FRY Secretary

November 2, 2017

i

Analogic Corporation

8 Centennial Drive

Peabody, Massachusetts 01960

PROXY STATEMENT

For the Annual Meeting of Stockholders

to be held on December 1, 2017

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement is furnished on behalf of the board of directors (which we refer to as our board) of Analogic Corporation (which we refer to as we, us, Analogic or the Company) in connection with the solicitation of proxies for use at our annual meeting of stockholders (which we refer to as the 2018 annual meeting) to be held on Friday, December 1, 2017 at 10:00 a.m. (Eastern time) at our headquarters. The proxy statement is being mailed, together with the notice of annual meeting of stockholders, proxy card and our annual report to stockholders, or provided electronically pursuant to a notice of internet availability, on or about November 6, 2017, to each of our stockholders of record as of the close of business on October 31, 2017. You may obtain directions to the location of the 2018 annual meeting by contacting our Investor Relations Department at 978-326-4058 or at the “About Us” and “Locations” links on our website, which are located at www.analogic.com.

You should vote your shares in accordance with the instructions in (i) the Notice or (ii) the proxy card we sent to you, if you are a holder of record and received a paper copy of the proxy materials. When you vote in accordance with such instructions, your shares will be voted by the persons named in the proxy as directed in the proxy and, in the absence of such direction, “FOR” the election of the six nominees as directors, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2018 (which we refer to as fiscal 2018), the advisory vote on Named Executive Officer (as defined under “Compensation of Executive Officers—Summary Compensation Table” below) compensation, and the advisory vote on frequency of future Named Executive Officer compensation advisory votes, and in accordance with their best judgement as to any other matters which are properly brought before the 2018 annual meeting.

Any stockholder submitting a proxy retains the power to revoke it at any time prior to the exercise of the powers conferred thereby. Such revocation may be effected by any means which are sufficient to revoke a power of attorney, including the giving of written notice of revocation to us at the above address or to our proxy tabulator, or the execution and delivery to us or our proxy tabulator of a subsequent proxy. Attendance of the stockholder at the 2018 annual meeting in person will not, however, be deemed to revoke the proxy unless the stockholder affirmatively indicates his/her intention to vote the shares in person by so advising the presiding officer or the Secretary at the 2018 annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on December 1, 2017:

The notice of annual meeting of stockholders, proxy statement, proxy card and our annual report to Stockholders for the fiscal year ended July 31, 2017 (which we refer to as fiscal 2017) are available at www.edocumentview.com/ALOG.

To request a printed copy of the proxy statement, annual report to stockholders and form of proxy relating to our future stockholder meetings, visit www.edocumentview.com/ALOG, telephone: 1-866-641-4276, or send an email to investorvote@computershare.com.

Quorum and Vote Required

The holders of record of shares of our common stock, $.05 par value (which we refer to as common stock), at the close of business on October 31, 2017, may vote at the 2018 annual meeting. On October 31, 2017, there were issued and outstanding 12,484,668 shares of common stock. Each share of common stock is entitled to one vote on each of the matters to be considered at the 2018 annual meeting.

The holders of a majority of the shares of common stock issued and outstanding at the close of business on October 31, 2017 shall constitute a quorum for the transaction of business at the 2018 annual meeting. If a quorum is not present, the meeting will be adjourned until a quorum is obtained. Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval and “broker non-votes”) will be counted for purposes of determining whether a quorum is present at the 2018 annual meeting.

If a quorum is present at the 2018 annual meeting, the vote required to adopt each of the scheduled proposals will be as follows:

Election of Directors (Proposal 1). The affirmative vote of the holders of a majority of the shares of common stock voting on the matter is required for the election of directors in uncontested elections. In the event an incumbent director/nominee fails to receive a majority of the votes cast in an uncontested election, he or she must, pursuant to our director resignation policy, tender his or her resignation. The resignation is then considered by our Nominating and Corporate Governance Committee for recommendation to the board, and then acted upon by the board within 90 days after the election.

Ratification of Auditors (Proposal 2). The affirmative vote of the holders of a majority of the shares of common stock voting on the matter is required for the ratification of the appointment of our independent registered public accounting firm.

Say on Pay (Proposal 3). The affirmative vote of a majority of the shares of common stock voting on the matter is required for approval of the advisory vote on Named Executive Officer compensation. Proposal 3 is a non-binding proposal.

Frequency of Future Advisory Votes on Executive Officer Compensation (Proposal 4). The option of one year, two years or three years that receives the greatest number of votes cast will be considered the frequency for the advisory vote on the Company’s future Named Executive Officer compensation selected by our stockholders. Proposal 4 is a non-binding proposal.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides to you. Under applicable stock exchange rules, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary,” or “routine,” items, but will not be allowed to vote your shares with respect to certain “non-discretionary,” or “non-routine” items, in which case a “broker non-vote” would occur with respect to those “non-discretionary” or “non-routine” items. The ratification of the appointment of our independent registered public accounting firm is the only discretionary item to be considered at the 2018 annual meeting. Our remaining proposals are non-discretionary items. Accordingly, if you do not give instructions to your bank or brokerage firm with respect to Proposals 1, 3 and 4, your shares will be treated as “broker non-votes” on these particular matters. So long as there is at least one discretionary item to be voted on at the meeting, proxies reflecting broker non-votes will be counted toward a quorum for the meeting.

Shares that abstain from voting as to a particular matter and “broker non-votes” will not be considered to have voted with respect to the respective matter and, accordingly, will have no effect on the voting for any of our Proposals.

PROPOSAL 1

ELECTION OF DIRECTORS

Pursuant to the recommendation of our Nominating and Corporate Governance Committee, our board has established the size of our Board at seven (7) members.

Our board has nominated Bernard C. Bailey, Jeffrey P. Black, James J. Judge, Michael T. Modic, Stephen A. Odland, Fred B. Parks and Joseph E. Whitters to stand for election as directors, each to hold office until the 2019 annual meeting and until their respective successors have been duly elected and qualified.

The persons named in the Notice as proxy holders or, if you are a stockholder of record who received printed proxy materials, the persons named in the enclosed proxy card will vote to elect each of the nominees as directors, unless and to the extent authority to vote for the election of one or more of the nominees is withheld by marking the proxy to that effect. In the event that any nominee should be unable to serve, we reserve discretionary authority for the named proxy holders to vote for a substitute, or to reduce the number of directors to be elected, or both. We believe that each of our nominees will be willing and able to serve if elected. Our board recommends a vote FOR each of our nominees.

Director Nomination and Election Arrangements

On October 13, 2017, we entered into a Cooperation Agreement with Voce Capital Management LLC. Pursuant to the Cooperation Agreement, we agreed to increase the size of our board from six to seven members and appoint Mr. Whitters to our board to serve as a director until our 2018 annual meeting. We also agreed to include Mr. Whitters in our slate of nominees and to solicit proxies in favor of his election to our board at our 2018 annual meeting. We also agreed to form a Strategic Alternatives Committee of our board of directors comprised of three (3) independent directors, which committee will explore strategic alternatives for the Company, and to invite Mr. Whitters to join the Strategic Alternatives Committee upon his appointment to the board.

The Cooperation Agreement further provides that Voce will be subject to certain standstill and voting obligations until the earlier of (i) the public announcement by the Company of its entry into a material transaction as defined in the Cooperation Agreement; (ii) the public announcement by the Company that it has ceased its strategic review process; (iii) June 10, 2018; and (iv) the Company’s material breach of the Cooperation Agreement (subject to a ten (10) business day cure period). The standstill and voting obligations include, among other things, that Voce and its affiliates and associates (i) will not participate in a proxy solicitation; and (ii) will vote all voting securities which they are entitled to vote in favor of all directors nominated by the board and, subject to certain exceptions including the approval of a sale or merger of the Company, in accordance with the recommendation of the board on other matters.

Voce also agreed to withdraw its notice, dated August 30, 2017, in which Voce informed the Company of its intent to nominate candidates for election to the board at the 2018 annual meeting.

The foregoing is not a complete description of the terms of the Cooperation Agreement. For a copy of the Cooperation Agreement, and a further description of its terms, please see Exhibit 10.1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission (which we refer to as the SEC) on October 18, 2017.

Information Regarding Director Nominees

The following table sets forth certain information with respect to each nominee for election as a director at the 2018 annual meeting:

Name	Age	Principal Occupation or Employment	Director Since
Bernard C. Bailey (3)	64	Chief Executive Officer and Chairman of the Board of Authentix, Inc.	2010
Jeffrey P. Black (2)(6)	57	Chief Operating Officer of Sunoptics Technologies	2010
James J. Judge (1)(2)	61	Chairman, President and CEO of Eversource Energy	2005
Michael T. Modic (2)(3)	67	Chief Clinical Transformation Officer for the Cleveland Clinic Health System	2001
Stephen A. Odland (1)(3)(4)	59	President and Chief Executive Officer of the Committee for Economic Development	2016
Fred B. Parks (5)	70	President and Chief Executive Officer of Analogic Corporation	2007
Joseph E. Whitters (1)(6)	59	Consultant to Frazier Healthcare, Inc.	2017

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee
(4)	Mr. Odland served as a member of the Compensation Committee until October 31, 2016. Effective as of that date, pursuant to the recommendation of the Nominating and Corporate Governance Committee, Mr. Odland joined the Audit Committee and Dr. Modic joined the Compensation Committee
(5)	Dr. Parks served as a member of the Audit Committee until his appointment as our President and Chief Executive Officer effective October 31, 2016. As of that date, pursuant to the recommendation of the Nominating and Corporate Governance Committee, Dr. Parks stepped down from the Audit Committee.
(6)	Mr. Whitters became a member of the board effective October 13, 2017. As of that date, pursuant to the recommendation of the Nominating and Corporate Governance Committee, Mr. Whitters replaced Mr. Black as a member of the Audit Committee.

Dr. Bernard C. Bailey serves as Chairman and Chief Executive Officer of Authentix, Inc., a Carlyle backed, private-equity owned company that provides authentication products and services to Fortune 500 companies and governments around the globe since 2012. From 2006 until 2012, Dr. Bailey served as President of Paraquis Solutions, LLC a consulting firm to companies in the defense and security industries focused on strategy, change transformation, mergers and acquisitions, and corporate governance. From 2002 to 2006, Dr. Bailey was President and Chief Executive Officer of L-1 Identity Solutions, Inc. (previously Viisage Technology, Inc.), a developer of advanced technology identity solutions for governments, law enforcement agencies, and corporations. Dr. Bailey previously served as Chief Operating Officer of Art Technology Group, a developer and marketer of e-commerce software solutions, and in various executive positions during a seventeen-year career at IBM Corporation. Dr. Bailey currently serves as a director of Telos Corporation, where he chairs the audit and strategy committees.

Dr. Bailey’s qualifications to serve as director include his extensive experience in the security technology industry, serving both public and private sector customers. He also brings three decades of executive experience in the technology industry, including experience as a public-company Chief Executive Officer, as well as extensive board experience, having served as a director on eight publicly-traded companies in the US. Dr. Bailey also has a deep understanding of corporate governance, having earned his Ph.D. in Management from Case Western Reserve University where his dissertation focused on corporate governance. He has served as an expert witness in the Court of Chancery of the State of Delaware, served as a speaker at various conferences on corporate governance, and has published in peer reviewed academic journals on corporate governance. Dr. Bailey holds a Master Level Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization and is a member of the National Association of Corporate Directors.

Mr. Jeffrey P. Black has been the Chief Operating Officer of Sunoptics Technologies since 2014 and has served on the Sunoptics board of directors since 1998. Sunoptics is a privately held provider of illumination and imaging products and services for original equipment manufacturer (which we refer to as OEM) medical and industrial customers and end-user surgical products. Mr. Black served as Chief Executive Officer of Teleflex Incorporated, a diversified medical device company, from 2002 to 2011. His twenty-seven year tenure with Teleflex also included roles as Group President of Teleflex Industrial and President of Teleflex Fluid Systems, a provider of engineered systems to OEM customers. Mr. Black also served on the board of Teleflex from 2002 to 2011, and as Chairman from 2006 to 2011.

Mr. Black’s qualifications include the perspectives gained from his career spanning almost thirty years in the medical device and technology industries, including as board Chair, board member, Chief Executive Officer, and senior executive. He also brings substantial experience optimizing business operations and cultivating growth through acquisition and new product development.

Mr. James J. Judge has been Chairman, President, and CEO of Eversource Energy since May 2017. Eversource Energy (formerly Northeast Utilities) is New England’s largest energy delivery company. From May 2016 until May 2017 he was President, CEO and Trustee of Eversource Energy. From 2012 until May 2016 he was Executive Vice President and Chief Financial Officer of Eversource Energy. From 1999 until 2012, he was Senior Vice President and Chief Financial Officer of NSTAR, a publicly held electric and gas utility company. He previously held a number of executive positions at BEC Energy/Boston Edison. He received a bachelor of science degree in business administration and a master’s degree in business administration from Babson College.

Mr. Judge provides our board with in-depth financial and accounting expertise as well as insights gained from his long-time service as Chief Financial Officer of a publicly held entity operating in a regulated industry, which also provides diversity of viewpoint. That experience, together with the knowledge of our Company gained through his service on our board, provides a strong foundation for his leadership role as Chair of our Audit Committee. Our board has also determined that Mr. Judge qualifies as an audit committee financial expert.

Dr. Michael T. Modic is the Chief Clinical Transformation Officer for the Cleveland Clinic Health System, a position he has held since January 2015. He has chaired the Capital Review Committee of the Cleveland Clinic since 1995. He previously served in a number of key roles at the Cleveland Clinic, including the Chairman of the Neurological Institute from 2006 through 2015, Chairman of the Division of Radiology from 1989 through 2005, and as a member of the Board of Governors from 2000 to 2005. He is currently a Professor of Radiology, Cleveland Clinic Lerner College of Medicine at Case Western Reserve University. He was previously a Professor of Radiology at The Ohio State University College of Medicine and Public Health and Professor of Radiology and Neurosurgery at Case Western Reserve University School of Medicine. Dr. Modic has served on the editorial boards of the journals Radiology, American Journal of Neuroradiology, Magnetic Resonance in Medicine, and Magnetic Resonance Imaging.

Dr. Modic’s qualifications include his extensive experience in the healthcare field, both as a leader of an internationally recognized healthcare institution and as a practicing physician, both of which provide diversity of viewpoint. Dr. Modic provides our board with valuable insight into the healthcare industry, including trends in healthcare policy, reimbursement and opportunities relating to healthcare equipment and services.

Mr. Stephen A. Odland has been President and Chief Executive Officer of the Committee for Economic Development, a non-profit, public policy organization, since 2013. From 2011 to 2012, he was an Adjunct Professor in the graduate schools of business at Lynn University and at Florida Atlantic University. Mr. Odland served as Chairman and Chief Executive Officer of Office Depot, Inc., an office merchandise retailer, from 2005 until 2010. From 2001 to 2005, he was Chairman and Chief Executive Officer of AutoZone, Inc., an auto parts retailer. Prior to that, he served as an executive with Ahold U.S.A., an international food retailer, from 1998 to 2000, and as President of the Foodservice Division of Sara Lee Bakery from 1997 to 1998. He was employed by The Quaker Oats Company from 1981 to 1996.

Mr. Odland serves on the board of General Mills, Inc., a leading global manufacturer and marketer of branded and unbranded foods sold through retail and business-to-business channels worldwide, where he is a member of the Corporate Governance and Compensation Committees. He also serves as a trustee of the Conference Board, a global, independent business membership and research association working to provide the world’s leading organizations with the practical knowledge they need to improve their performance and better serve society. Mr. Odland is also a contributor to CNBC, and has served as a Senior Advisor to Peter J. Solomon Company, since 2016.

Mr. Odland’s qualifications include business leadership and strategic planning skills gained through a number of significant executive roles, including his roles as chairman and chief executive officer of two publicly held companies. He also brings valuable experience in product marketing, brand-building, sales, and international management. Mr. Odland also provides expertise on corporate financial planning and corporate governance.

Dr. Fred B. Parks has been our President and Chief Executive Officer since October 31, 2016. Dr. Parks was the Executive Chairman and Chief Executive Officer of Enovate Medical, from 2015 to October 2016. Dr. Parks served as Chief Executive Officer and Director of NDS Surgical Imaging, Inc., a provider of advanced medical visualization technology, from 2011 to 2013 and was Chairman of the Board and Chief Executive Officer of Urologix, Inc. from 2003 to 2008. Prior to joining Urologix, Dr. Parks served as President and Chief Executive Officer of Marconi Medical Systems, a multi-modality supplier of medical imaging equipment, and following its acquisition by Royal Philips Electronics, led its integration into the Philips medical business. Previously, Dr. Parks held positions as President, Chief Operating Officer, and board member of St. Jude Medical, Inc., a medical device company focusing on implantable cardiovascular products, and as President, Chief Operating Officer, and board member of EG&G, Inc. (now PerkinElmer), a diversified technology company.

Dr. Parks became a Director of NuVectra Corporation, which is focused on the development and commercialization of neurostimulation technology, in March 2016. In addition to his past service on the boards of NDS, Urologix, EG&G, and St. Jude Medical, Dr. Parks served on the board of Steady State Imaging, LLC, a privately held developer of specialized magnetic resonance imaging technology, from 2010 to 2011.

Dr. Parks’ qualifications include his substantial experience as a senior executive and board member for a number of technology companies, and particularly in the medical device and medical imaging industries. As President and Chief Executive Officer of Analogic, his in-depth knowledge of our Company provides our board with additional insight in areas such as strategic planning, financial and budgeting matters, engineering and product development, operations, sales and marketing, general management and other areas impacting our Company and its operations.

Mr. Joseph E. Whitters has been a consultant to Frazier Healthcare, a leading provider of growth and venture capital to healthcare companies, since 2005. From 1986 to 2005, Mr. Whitters served in various financial capacities at First Health Group Corp., a publicly traded managed care company, where he held various positions of increasing responsibility, including Executive Vice President and Chief Financial Officer. From 1984 to 1986, he served as Controller for United Healthcare Corp. He began his career in public accounting with Peat Marwick and is a CPA (inactive). He holds a Bachelor of Arts in accounting degree from Luther College.

Mr. Whitters currently serves as a director of InfuSystem Holdings, Inc., a provider of ambulatory infusion pumps and associated clinical services, and as Chairman of the Board of PRGX Global, Inc., a global leader in recovery audit and spend analytics services. Previous industry-related Board memberships include his service at

Air Methods Corp., Mentor Worldwide LLC (where he served as chairman), Omnicell Inc., Solexa, Inc., Zonare Medical Systems. Inc. and numerous other public and private healthcare companies.

Mr. Whitters’ qualifications include over 30 years of business experience, including a deep understanding of finance and governance issues in the healthcare industry. Mr. Whitters also has extensive financial experience at both the board level and as a senior executive.

Mr. James W. Green, a director, since 2007, resigned from our Board effective October 31, 2016. We thank Mr. Green for his service on behalf of our Company.

CORPORATE GOVERNANCE

Our board has long believed that good corporate governance is important to ensure that we are managed for the long term benefit of our stockholders. The board reviews its governance practices on an ongoing basis in light of the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC, the NASDAQ listing standards, and other relevant considerations. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of the corporate governance guidelines, committee charters, as most recently amended, and code of business conduct and ethics described below are posted on the Corporate Governance section of our website, which is located at http://investor.analogic.com. Alternatively, you can request a copy of any of these documents by writing to Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960, Attention: John J. Fry, Senior Vice President, General Counsel, and Secretary.

Corporate Governance Guidelines

Our board has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities, and to serve the Company’s best interests and those of our stockholders. The corporate governance guidelines provide a framework for the conduct of the board’s business and specify, among other matters, that:

•

the principal responsibilities of the directors are to oversee the management of Analogic, understand Analogic and its business, establish effective systems for reporting to the board on important matters concerning Analogic, and select new director candidates;

•	a majority of the members of the board shall be independent directors;

•	the independent directors shall meet in executive session at least semi-annually to discuss, among other matters, the performance of our Chief Executive Officer;

•	directors have full and free access to our officers and employees and, as necessary, independent advisors;

•

the board, with oversight and guidance from the Nominating and Corporate Governance Committee, and our management shall provide orientation opportunities for new directors, and all directors are expected to be involved in continuing director education on an ongoing basis; and

•	the board’s responsibilities include evaluating the overall effectiveness of the board and its committees.

Leadership Structure of the Board

Our board leadership structure includes a board chair and chairs of each of our three standing board committees (which we describe in more detail below). The board does not have a policy on whether the offices of board chair and chief executive officer should be separate and, if they are to be separate, whether the board chair should be selected from among the independent directors or should be an employee of the Company.

The board has determined that the positions of board chair and chief executive officer should be separated at the current time. We believe that the separation of the positions of board chair, on the one hand, and president and chief executive officer, on the other, strikes the appropriate balance between the oversight of the company’s corporate governance by one position and strategic direction and day-to-day leadership and performance by the other position. Dr. Bailey, an independent director, currently serves as board chair.

The board has determined that all of the members of each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent as defined under NASDAQ rules applicable to us, including, in the case of all of the members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act), and in the case of all of the members of the Compensation Committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act.

Director Retirement Policy

Our Corporate Governance Guidelines provide that any director who reaches the age of 72 while serving as a director will retire from the Board effective at the end of his or her then current term. Exceptions to this policy may be made on a case by case basis, as determined by the Board after the review and recommendation of the Nominating and Corporate Governance Committee.

Oversight of Risk

The board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our board and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. Members of our senior management team attend our quarterly board meetings and are available to address any questions or concerns raised by the board on risk-management and any other matters. In addition, the board regularly receives reports on strategic matters involving our business. Our Audit Committee oversees risk management activities related to financial controls and legal and compliance risks. Our Compensation Committee oversees risk management activities relating to our compensation policies and practices, and our Nominating and Corporate Governance Committee oversees risk management activities relating to board composition and management succession planning. Each committee reports to the full board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate.

Following a review of our existing compensation policies, including those relating to our Named Executive Officers and to our employees more generally, our Compensation Committee believes that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on our Company. In reaching this conclusion, our Compensation Committee believes that compensation-related risk is limited by a number of factors, including the following:

•	Our compensation packages include multiple elements, including fixed and variable compensation, the amount and mix of which is appropriate to an employee’s level and role in the company.

•

Our variable compensation programs, which include annual incentive programs (which we call AIPs) and long term incentive programs (which we call LTIPs), employ a number of different performance metrics (such as metrics that are based on revenues, earnings, relative total stockholder return, and individual objectives) that are aligned with our near term and strategic objectives and the interests of our stockholders, and measured over differing time periods. We use performance targets that we believe are somewhat aggressive yet achievable without undue risk taking.

•

Our LTIPs provide for equity-based awards, which we believe tend to align the interests of our management with the interests of our stockholders. Performance-based awards represent the majority of compensation that is earned under our LTIPs.

•	We limit the payouts under our AIPs and the shares earned under performance-based awards pursuant to our LTIPs relative to the target award for each participant.

We believe that, taken as a whole, the various elements of our compensation packages tend to mitigate compensation-related risk by reducing the focus on any single compensation element or performance metric, by encouraging our employees to consider both long and short term goals that are aligned with the interests of our stockholders, and by discouraging excessive risk taking in order to reach performance goals or to achieve excessive payouts.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code of business conduct and ethics is posted on our website (www.analogic.com). We post on our website all disclosures that are required by law or NASDAQ’s listing standards concerning any amendments to, or waivers of, any provision of our code of business conduct and ethics.

Director Independence

Under NASDAQ rules applicable to us, a director of Analogic qualifies as an “independent director” only if, in the opinion of the board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board has determined that none of Messrs. Black, Judge, and Odland, and Drs. Bailey and Modic, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is an “independent director” as defined under NASDAQ rules.

Board Committees

The board has established three standing committees—Audit, Compensation, and Nominating and Corporate Governance—each of which operates under a charter that has been approved by the board. A copy of each committee’s charter is posted on the Corporate Governance section of our website, which is located at www.analogic.com.

The board has determined that all of the members of each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent as defined under NASDAQ rules applicable to us, including, in the case of all of the members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act, and in the case of all of the members of the Compensation Committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act. In addition, the board has determined that the members of the Compensation Committee are outside directors for purposes of the tax deduction rules of section 162(m) of the Internal Revenue Code of 1986, as amended (which we refer to as the Code).

Audit Committee

Our Audit Committee’s responsibilities include:

•	Overseeing our independent auditors, including their selection, independence, compensation and pre-approval of their services, and reviewing the auditor’s annual quality control report.

•

Reviewing our audited financial statements, including discussing our audited financial statements with our management and independent auditor, making recommendations to our board regarding financial statements, and preparing an annual audit committee report.

•

Reviewing other financial disclosures, including our independent auditor’s review of interim financial information and discussing our interim financial information with our management and independent auditor.

•	Overseeing our internal audit function.

•

Overseeing controls and procedures, including coordinating our board’s oversight of internal controls over financial reporting, disclosure controls, our code of conduct, risk management, related party transactions, and establishing procedures for handling anonymous and other complaints relating to accounting and audit-related matters.

The board has determined that Mr. Judge is an “audit committee financial expert” as defined in the applicable SEC rules.

The current members of our Audit Committee are Mr. Judge (Chair), Mr. Whitters and Mr. Odland. Mr. Odland replaced Dr. Parks as a member of the Audit Committee effective October 31, 2016. Mr. Whitters replaced Mr. Black as a member of the Audit Committee effective October 13, 2017. Our Audit Committee met six times during fiscal 2017.

Compensation Committee

Our Compensation Committee’s responsibilities include:

•	Reviewing and approving the compensation of our executive officers.

•	Overseeing the evaluation of our senior executives, including our executive officers.

•	Reviewing and making recommendations to the board with respect to incentive-compensation plans and equity-based plans.

•	Exercising the rights and functions of our board under our equity-based compensation plans, including the authority to make awards thereunder.

•	Reviewing and making recommendations to the board with respect to director compensation.

•	Reviewing and making recommendations to our board with respect to our annual compensation discussion and analysis disclosure.

•	Preparing an annual Compensation Committee report.

•	Appointing, compensating and overseeing the work of any compensation consultant, legal counsel and other advisor retained by the Compensation Committee.

The current members of our Compensation Committee are Mr. Black (Chair), Mr. Judge and Dr. Modic. Dr. Modic replaced Mr. Odland as a member of the Compensation Committee effective October 31, 2016. Our Compensation Committee met seven times during fiscal 2017.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include:

•	Identifying persons qualified to become board members and recommending persons to be nominated by our board.

•	Reviewing with the board the requisite skills and criteria for new board members and the composition of the board as a whole.

•	Retaining and terminating any search firms to be used to identify director nominees.

•	Recommending to our board the directors to be appointed to our board committees and the chairs of each committee.

•	Reviewing exceptions to Analogic’s director retirement policy and making recommendations to the board.

•	Overseeing corporate governance matters, including our Corporate Governance Guidelines, annual self-evaluations of our board and its committees, and management succession planning.

The current members of our Nominating and Corporate Governance Committee are Mr. Odland (Chair), Dr. Bailey, and Dr. Modic. Our Nominating and Corporate Governance Committee met seven times during fiscal 2017.

Nominations Process for Director Candidates

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the committee and the board.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria set forth in our corporate governance guidelines. Among other matters, these criteria specify that director nominees should have a reputation for integrity, demonstrated business acumen, a commitment to understand us and our industry, and the interest and ability to act in the interests of all of our stockholders. The Nominating and Corporate Governance Committee considers these criteria in the context of an assessment of the operation and goals of the board as a whole and seeks to achieve diversity of occupational and personal backgrounds on the board, including personal characteristics such as race and gender, as well as experience and skills that contribute to the board’s performance of its responsibilities in the oversight of our business. The Nominating and Corporate Governance Committee assesses the effectiveness of these criteria by referring to the criteria when it periodically assesses the composition of the board and by gathering data and discussing the diversity of the board membership in the annual self-assessment process. The board actively seeks to consider diverse candidates for board membership when it has a vacancy to fill.

The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for prospective director nominees. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge, and abilities that will allow the board to fulfill its responsibilities.

The Nominating and Corporate Governance committee and board have noted that, in 2010, Mr. Odland entered into a settlement agreement with the Securities and Exchange Commission (which we refer to as the SEC) in connection with an administrative order related to alleged non-compliance with SEC Regulation FD while Mr. Odland was the Chief Executive Officer of Office Depot, Inc. Following a review of these matters by our Nominating and Corporate Governance Committee and our board of directors, and further based on Mr. Odland’s ongoing contributions as a board member, we believe that Mr. Odland is well-qualified to serve on our board.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the candidates’ names, together with appropriate biographical information and background materials and a statement as to the stockholder’s ownership of common stock as of the date on which such recommendation is made, to the Nominating and Corporate Governance Committee, c/o John J. Fry, Senior Vice President, General Counsel, and Secretary, Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960. Assuming that appropriate biographical and background materials have been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy for the next annual meeting of stockholders.

Stockholders also have the right under our by-laws to nominate director candidates directly, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the board, by following the procedures set forth in Article II, Section 15, of our by-laws. A stockholder entitled to vote in the election of directors may nominate one or more persons for election as directors only if written notice of such stockholder’s intent to make such nomination or nominations has been delivered to our Secretary not later than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder must be so delivered and received by the later of (i) the ninetieth (90th) day prior to such annual meeting or (ii) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice has been given or with respect to which there has been a public announcement of the date of the meeting, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Any stockholder notice of nomination shall contain the information set forth in Article II, Section 15, of our by-laws.

Communicating with the Independent Directors

The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Chair of the Board, with the assistance of our Senior Vice President, General Counsel, and Secretary, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Chair of the Board considers to be important for the directors to know. In general, communications relating to corporate governance and long term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to the Board of Directors, c/o John J. Fry, Senior Vice President, General Counsel, and Secretary, Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960.

Board Meetings and Attendance

The board met eight times during fiscal 2017, either in person or by teleconference. During fiscal 2017, each director attended at least 75% of the aggregate number of board meetings and meetings held by all committees on which the director then served.

Director Attendance at Annual Meeting of Stockholders

We do not have a formal policy regarding the directors’ attendance at our annual meetings of stockholders. Our practice, however, is to have a meeting of the board immediately following the annual meeting of stockholders. All then current directors holding office attended our annual meeting held on January 19, 2017.

DIRECTOR COMPENSATION

Overview

The Compensation Committee evaluates the appropriate level and form of compensation for non-employee directors at least annually and recommends changes to the board when appropriate. The primary objectives of the Compensation Committee with respect to non-employee director compensation are to:

•	Attract and retain non-employee director talent; and

•	Align non-employee director compensation with stockholder interests and corporate governance best practices.

As a general guideline, we seek to establish the compensation of our non-employee directors at approximately the median of similarly situated peer companies.

Non-employee directors earn cash and equity compensation for their service on our board. No compensation is paid to any director for his or her service on our Board if that director is also an employee of ours.

Compensation

In fiscal 2017, our non-employee directors received annual retainers as follows:

	Board of Directors	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Annual Cash Retainer
Chair	$125,000	$20,000	$15,000	$15,000
Non-Chair Member	$50,000	$10,000	$7,500	$7,500

Annual Share Retainer	$125,000

In addition to the amounts shown above, directors also receive reimbursement for meeting-related travel expenses. Our directors do not receive fees for attendance at meetings.

Grant of Annual Share Retainers and Deferral of Annual Cash and Share Retainers

Annual Share Retainers are granted under our 2009 Amended and Restated Stock Incentive Plan (which we refer to as the Stock Incentive Plan), which was approved by our Stockholders on January 21, 2014. Annual Share Retainers are granted on February 1 of each year. The number of shares granted to each of our non-employee directors is determined based on the fair market value of our common stock on the grant date. The Annual Share Retainer is fully vested as of the grant date.

Pursuant to the Analogic Corporation Amended and Restated Non-Employee Director Stock Plan (which we refer to as the Non-Employee Director Stock Plan), which was approved by our stockholders on January 23, 2012, our non-employee directors may elect to receive some or all of their Annual Cash and Share Retainers in the form of deferred stock units (which we refer to as DSUs). The number of DSUs is determined based on the fair market value of our common stock on the date that the deferred portion of the Annual Cash and Share Retainers would have otherwise been paid. Payment of DSUs is made in the form of the equivalent number of shares of our common stock at the end of the applicable deferral period. Dividend equivalents are earned on DSUs and are paid in cash, without interest, at the end of the applicable deferral period.

Stock Ownership Guidelines for Our Non-Employee Directors

In order to further align the interests of our directors with the interests of our stockholders and to promote our commitment to sound corporate governance, our board, acting on the recommendation of our Compensation Committee, maintains stock ownership guidelines for our non-employee directors.

Non-employee directors are expected to acquire a number of shares of our common stock having the value shown below:

Stock Ownership Guideline	$110,000
Attainment Period	Five (5) years from election as a director.
Stock Owned for Purposes of Ownership Guideline

•  Stock acquired on the open market;

•  Stock acquired through the exercise of options;

•  Restricted stock and restricted stock units, whether vested or unvested;

•  Stock acquired through Company benefit plans; and

•  Deferred stock units.

Administration	The Stock Ownership Guidelines are administered by the Compensation Committee, which evaluates compliance on an annual basis. Non-compliance arising from special circumstances, such as fluctuations in the Company’s stock price, changes in director compensation, and the personal financial situation of a director, are reviewed by the Compensation Committee.

As of October 1, 2017, all of our non-employee directors own a quantity of our stock that meets or exceeds the stock ownership guidelines.

DIRECTOR COMPENSATION TABLES

The table below summarizes the compensation that we paid to our non-employee directors for fiscal 2017.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Bernard C. Bailey	136,250	125,000	261,250
Jeffrey P. Black	75,000	125,000	200,000
James J. Judge	77,500	125,000	202,500
Michael T. Modic	61,250	125,000	186,250
Stephen A. Odland	70,000	125,000	195,000
Fred B. Parks (3)	30,000	0	30,000

(1)	The next table further describes the compensation included in this column.
(2)	This column represents the Annual Share Retainer. During fiscal 2017, Dr. Bailey, Mr. Black, Mr. Judge, and Dr. Modic, elected to defer the Annual Share Retainer in the form of DSUs. The non-employee directors have the following DSUs as of July 31, 2017: Dr. Bailey: 11,297; Mr. Black: 10,341; Mr. Judge: 11,726; Dr. Modic: 14,408; and Dr. Parks: 13,908.
(3)	Dr. Parks became our President and Chief Executive Officer effective October 31, 2016. As of that date, Dr. Parks ceased being a non-employee director.

The following table further describes the compensation included in the Fees Earned or Paid in Cash column in the preceding table.

Name	Annual Cash Retainers ($)(1)	Board and Committee Chair Fees ($)	Total ($)
Bernard C. Bailey (2)	50,000	86,250	136,250
Jeffrey P. Black	50,000	25,000	75,000
James J. Judge	50,000	27,500	77,500
Michael T. Modic (3)	50,000	11,250	61,250
Stephen A. Odland (4)	50,000	20,000	70,000
Fred B. Parks (5)	25,000	5,000	30,000

(1)	Represents a semi-annual cash retainer of $25,000 for calendar year 2016 that was paid on August 1, 2016, and a semi-annual cash retainer of $25,000 for calendar year 2017 that was paid on February 1, 2017. Dr. Bailey deferred his calendar year 2016 Annual Cash Retainer into DSU’s and deferred his calendar year 2017 Annual Cash Retainer into cash. Mr. Black deferred his entire Annual Cash Retainers into DSUs. Mr. Judge deferred his calendar year 2016 Annual Cash Retainer into DSU’s and did not defer his calendar year 2017 Annual Cash Retainer. Dr. Modic deferred his calendar year 2016 Annual Cash Retainer into DSU’s and deferred his calendar year 2017 Annual Cash Retainer into cash. Dr. Parks deferred his calendar year 2016 Annual Cash Retainer into DSU’s while a Director.
(2)	Dr. Bailey serves as our Board Chair.
(3)	Dr. Modic replaced Mr. Odland as a member of the Compensation Committee effective January 31, 2016.
(4)	Mr. Odland replaced Dr. Parks as a member of the Audit Committee effective October 31, 2016.
(5)	Dr. Parks became our President and Chief Executive Officer effective October 31, 2016. As of that date, pursuant to the Nominating and Corporate Governance Committee, Dr. Parks stepped down as a member of the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS,

AND MANAGEMENT

The following table sets forth information as to the beneficial ownership of our common stock as of October 1, 2017 (except as otherwise indicated) by (a) all persons (including any “group,” as defined in Section 13(d)(3) of the Exchange Act) known by us to beneficially own 5% or more of our common stock, (b) each director and nominee for director, (c) our Named Executive Officers, and (d) all of our directors and executive officers as a group. With respect to directors and executive officers, the amounts shown are based upon information furnished by the individual directors and officers. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon exercise of stock options that are immediately exercisable or exercisable within 60 days after October 1, 2017. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we counted outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after October 1, 2017. Except as otherwise indicated, to our knowledge, the persons identified below have sole voting and sole investment power with respect to the shares they own of record.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
5% Stockholders
BlackRock Inc. (1)	1,483,440		11.9	%(1)
55 East 52nd Street
New York, New York 10055
The Vanguard Group (2)	1,066,531		8.56	%(2)
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
Dimensional Fund Advisors LP (3)	699,579		5.62	%(3)
6300 Bee Cave Road, Bldg. One
Austin, Texas 78746
Wells Fargo & Company (4)	674,868		5.42	%(4)
420 Montgomery Street
San Francisco, CA 94163
Silvercrest Asset Management Group LLC (5)	670,155		5.4	%(5)
1330 Avenue of the Americas, 38th Floor
New York, NH 10019

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Directors and Director Nominees
Bernard C. Bailey	2,282		*
	11,297	(6)
Jeffrey P. Black	1,647		*
	10,698	(6)
James J. Judge	10,000	(7)	*
	11,725	(6)
Michael T. Modic	10,000	(7)	*
	14,408	(6)
Stephen A. Odland	3,116		*
Fred B. Parks	13,908	(6)	*
	11,742
Joseph E. Whitters	0

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Named Executive Officers (Other than Mr. Parks, listed above)
Michael J. Bourque	839		*
Mervat Faltas	14,645	(8)	*
John J. Fry	43,773	(9)	*
James P. Ryan	11,549	(10)	*

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
All Directors and Executive Officers as a Group (12 persons)	171,629	(11)	1.4%

*	Represents less than 1% ownership.
(1)	Based solely on a Schedule 13G/A filed with the SEC on January 12, 2017, which presents information as of December 31, 2016.
(2)	Based solely on a Schedule 13G/A filed with the SEC on February 9, 2017, which presents information as of December 31, 2016. These shares are owned by various individual and institutional investors for which The Vanguard Group serves as investment advisor with sole voting power as to 15,769 shares, shared voting power as to 1,800, sole dispositive power as to 1,049,562, and shared dispositive power as to 16,969 shares. For purposes of the reporting requirements of the Exchange Act, The Vanguard Group is deemed to be a beneficial owner of such securities; however, The Vanguard Group expressly disclaims beneficial ownership of such securities.
(3)	Based solely on a Schedule 13G filed with the SEC on February 9, 2017, which presents information as of December 31, 2016. Dimensional Fund Advisors LP is deemed to be a beneficial owner of such securities; however, Dimensional Fund Advisors LP expressly disclaims beneficial ownership of such securities.
(4)	Based solely on a Schedule 13G filed with the SEC on January 27, 2017, which presents information as of December 31, 2016. These shares are owned by various individual and institutional investors for which Wells Fargo & Company serves as investment advisor with sole voting power as to 8,314 shares, shared voting power as to 220,035 shares, sole dispositive power as to 8,314 shares, and shared dispositive power as to 666,554. For purposes of the reporting requirements of the Exchange Act, Wells Fargo & Company is deemed to be a beneficial owner of such securities; however, Wells Fargo & Company expressly disclaims beneficial ownership of such securities.
(5)	Based solely on a Schedule 13G filed with the SEC on February 14, 2017, which presents information as of December 31, 2016. These shares are owned by various individual and institutional investors for which Silvercrest Asset Management Group LLC serves as investment advisor with shared voting power as to 670,155 shares and shared dispositive power as to 670,155. For purposes of the reporting requirements of the Exchange Act, Silvercrest Asset Management Group LLC is deemed to be a beneficial owner of such securities; however, Silvercrest Asset Management Group LLC expressly disclaims beneficial ownership of such securities.
(6)	Consists of DSUs, which are payable in common stock. The value of a DSU is, at any given time, equal to the then-current value of a share of our common stock.
(7)	Consists of 10,000 shares issuable upon exercise of options exercisable within 60 days after October 1, 2017.
(8)	Includes 5,116 shares issuable upon exercise of options exercisable within 60 days after October 1, 2017.
(9)	Includes 25,572 shares issuable upon exercise of options exercisable within 60 days after October 1, 2017.
(10)	Includes 10,050 shares issuable upon exercise of options exercisable within 60 days after October 1, 2017.
(11)	Includes 74,302 shares issuable upon exercise of options exercisable within 60 days after October 1, 2017 and 62,036 DSUs.

EXECUTIVE OFFICERS

Our current executive officers are:

Name	Age	Position	Date Since Office Has Been Held
Fred B. Parks	70	President and Chief Executive Officer	2016
Michael J. Bourque	54	Senior Vice President, Chief Financial Officer and Treasurer	2017
Mervat Faltas	65	Senior Vice President and General Manager, Medical Imaging Business	2010
John J. Fry	56	Senior Vice President, General Counsel and Secretary	2007
James P. Ryan	47	Senior Vice President and General Manager, Security Detection and Power Technologies	2015
Brooks West	47	Senior Vice President and General Manager, Global Ultrasound Business	2017

For additional information with respect to Dr. Parks, who is also a director, see Proposal 1—Election of Directors.

Michael J. Bourque is our Senior Vice President, Chief Financial Officer and Treasurer, and has served in this capacity since July 13, 2017. Mr. Bourque joined us in October 2014 as Vice President and Corporate Controller. He served as the Company’s interim Chief Financial Officer from April 2015 through November 2015 before being named principal accounting officer in December 2017. From July 2011 to October 2014 Mr. Bourque served as Vice President and Corporate Controller of Axcelis Technologies, Inc. (which we refer to as Axcelis), a publicly traded supplier of products for the semiconductor manufacturing industry worldwide. He served as a financial consultant to Axcelis from April 2011 to July 2011. From November 2002 through October 2010, he served in a variety of finance and accounting roles, including Director of Corporate Accounting and Assistant Corporate Controller, at Charles River Laboratories, Inc., a publicly traded provider of products and services to leading pharmaceutical, biotechnology, government and academic organizations around the world. Earlier in his career, Mr. Bourque held various positions of increasing responsibility in the audit practice at Ernst & Young, LLP and is a certified public accountant.

Mervat Faltas is our Senior Vice President and General Manager, Medical Imaging, and has served in this capacity since May 2010. She joined ANRAD Corporation, our Canadian subsidiary now known as Analogic Canada Corporation, in July 2005 as Vice President of Operations and was named President of ANRAD in January 2006. From May 2000 until June 2005, Mrs. Faltas served in various capacities at ITF Optical Technologies, a Montreal-based provider of fiber optic components for terrestrial and undersea communication networks, including as President and Chief Executive Officer. From 1990 to 2000, Mrs. Faltas held various positions at PerkinElmer Corporation, including General Manager of PerkinElmer’s Montreal operation.

John J. Fry is our Senior Vice President, General Counsel, and Secretary. He joined us in November 2007. From April 2005 until joining us, Mr. Fry was a principal of the law firm Driggs, Hogg, & Fry Co., L.P.A., where his practice focused primarily on technology and intellectual property law. From August 1995 to April 2005, he held various legal positions at Philips Medical Systems, including Senior Corporate Counsel and Intellectual Property Manager and counsel to Philips’ computed tomography business.

James P. Ryan is our Senior Vice President and General Manager, Security Detection and Power Technologies and has served in this capacity since February 2016. From August 2015 until February 2016 Mr. Ryan served as our Senior Vice President and General Manager, Global Operations, and from December 2008, when he joined us, until August 2015 served as our Senior Vice President, Global Operations. Mr. Ryan

joined us in December 2008, as our Vice President of Global Operations. From 2000 until joining us, Mr. Ryan was a Principal in the Strategy Practice, focusing in the Healthcare and Consumer industries, for Booz & Company, a leading global management consulting firm. Before that, he worked for Ingersoll-Rand in both advanced engineering and manufacturing capacities.

Brooks West joined us as our Senior Vice President and General Manager, Global Ultrasound in March 2017. From April 2011 until March 2017, he served as a Senior Research Analyst for Piper Jaffrey, a leading investment bank and asset management firm with lead coverage of the cardiovascular and diversified medical technology sectors. Prior to joining Piper, Mr. West held leadership roles in marketing and business development at Urologix, a provider of medical devices for the urology market.

Our executive officers are elected annually by the board and hold office until their successors are chosen and qualified, subject to earlier removal by the board.

There are no arrangements or understandings between any of our executive officers and any other person(s) pursuant to which such executive officer was selected as an officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Analogic is a participant, the amount involved exceeds $100,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related party,” has a direct or indirect material interest.

If a related party proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related party transaction,” the related party must report the proposed related party transaction to our General Counsel. The policy calls for the proposed related party transaction to be reviewed and, if deemed appropriate, approved by the board’s Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related party transaction. The policy also permits the Audit Committee chair to review and, if deemed appropriate, approve proposed related party transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related party transactions that are ongoing in nature will be reviewed annually.

A related party transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related party’s interest in the transaction. The committee will review and consider such information regarding the related party transaction as it deems appropriate under the circumstances.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with Analogic’s best interests. The committee may impose any conditions on the related party transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related party transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related parties and, therefore, are not related party transactions for purposes of this policy:

•

interests arising solely from the related party’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related party and all other related parties own in the aggregate less than a 10% equity interest in such entity and (b) the related party and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction; and

•	a transaction that is specifically contemplated by provisions of Analogic’s charter or by-laws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

There were no related party transactions since the fiscal year beginning August 1, 2016.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the material components of the compensation program for our Named Executive Officers. This section should be read in conjunction with the summary compensation tables and other information contained in this proxy statement. The following executives were our Named Executive Officers for fiscal 2017:

Name	Title as of July 31, 2017
Dr. Fred B. Parks*	President and Chief Executive Officer
Michael J. Bourque**	Senior Vice President, Chief Financial Officer, and Treasurer
Mervat Faltas	Senior Vice President and General Manager, Medical Imaging
John J. Fry	Senior Vice President, General Counsel, and Secretary
James P. Ryan	Senior Vice President and General Manager, Security Systems Detection and Power Technologies
James W. Green*	Former President and Chief Executive Officer
Mark T. Frost**	Former Senior Vice President, Chief Financial Officer, and Treasurer

* Dr. Parks replaced James W. Green as our President and Chief Executive Officer effective October 31, 2016.

** Mr. Bourque replaced Mark T. Frost as our Senior Vice President, Chief Financial Officer and Treasurer effective July 13, 2017.

Executive Summary

Overview . Our Compensation Committee strives to design and implement executive compensation programs that attract, retain, and motivate our executives, while aligning executive compensation with our financial performance and the creation of stockholder value. To this end, a substantial portion of the compensation of our Named Executive Officers is tied to the achievement of both short- and long-term performance goals. A significant portion of the variable, at-risk compensation is also provided in the form of equity, the value of which is dependent on our stock price performance. The Compensation Committee believes that the strong level of stockholder support expressed in our advisory votes on executive compensation is an endorsement of our executive compensation philosophy and the Compensation Committee’s execution of that philosophy.

Fiscal 2017 Compensation Elements and Target Pay Mix. The compensation awarded to our Named Executive Officers in fiscal 2017 consisted of three main elements:

Element	Award Vehicle(s)	Attributes
Fiscal 2017 Base Salary	Cash	• Base cash compensation
Fiscal 2017 Annual Incentive Program (which we refer to as our FY17 AIP)	Cash	• At-risk cash compensation • Earned based on the achievement of annual Company financial objectives
Fiscal 2017-2019 Long Term Incentive Program (which we refer to as our FY17- 19 LTIP)	Performance-based restricted stock units (which we refer to as RSUs)

•    At-risk equity compensation

•    Earned based on relative total stockholder return and the achievement of Company financial objectives measured over a three-year performance period

•    Value dependent on price performance of our Company’s stock.

	Time-based RSUs	• Value dependent on price performance of our Company’s stock.

Messrs. Frost and Green were also eligible to receive severance benefits in view of the termination of their employment in fiscal 2017. For more information, please see Severance Benefits on page 47 of this proxy statement.

As noted above, a substantial portion of the target compensation of our Named Executive Officers is tied to the achievement of short- and long-term performance goals. For more information on the elements of our Named Executive Officer compensation and the mix of target pay among these elements, please refer to the Base Salary, Annual Incentive Programs, Long Term Incentive Programs, and Other Equity Compensation under the Components of our Executive Compensation Program section starting on page 22 of this proxy statement.

Compensation Program Changes Adopted in Fiscal 2017. The Compensation Committee adopted the following changes to our executive compensation program for fiscal 2017:

•

FY17 AIP Metrics. Following a review of the metrics used in our annual and long term incentive programs, the Compensation Committee replaced Non-GAAP EPS with Non-GAAP EBITDA as a component of the FY17 AIP. Non-GAAP EPS remains a component of the FY17-19 LTIP. The Compensation Committee believes that earnings are a key measure of our performance and should continue to be an important element of our executive compensation program. The use of Non-GAAP EBITDA in the FY17 AIP provides a more direct measure of and is more closely aligned with the criteria used by our investors to evaluate our near term operating performance. This change also reduces the duplication of performance metrics across our short and long term compensation programs.

•

FY17-19 LTIP Non-GAAP EPS Component. The Compensation Committee also revised the Non-GAAP EPS component of the FY17-19 LTIP to provide that the applicable Non-GAAP EPS targets will be adjusted to exclude the impact of acquisitions, divestures, and approved restructurings during the performance period. The Compensation Committee believes that this change will more closely align executive compensation with the underlying earnings performance of our business.

•

FY17-19 LTIP TSR Component. Following a review of our long term equity incentive program, the Compensation Committee made several changes to the relative total stockholder return (which we refer to as TSR) component of the FY17-19 LTIP. These changes include a reduction in the maximum award that can be earned from 200% to 150% of the TSR target award, a change from a component outperform to a component out rank performance structure, and the addition of a one year post-vest holding requirement. These changes strengthen the alignment of our executive compensation program with the interests of our stockholders and reduce the cost of TSR-based equity awards.

These changes are discussed in greater detail below.

Performance and Vesting of Awards in Fiscal 2017. For our Named Executive Officers, awards vesting in fiscal 2017 included performance-based cash incentive awards under the FY17 AIP and performance-based equity incentives under our fiscal 2015 to 2017 long term incentive program (which we refer to as the FY15-17 LTIP).

Fiscal 2017 marked a year of transition for our Company. Fred Parks became our President and Chief Executive Officer effective October 31, 2016, and we subsequently embarked on a review of our business and its associated cost structure. Following this review, we completed a restructuring of our ultrasound business to streamline our activities and re-focus our BK Ultrasound business on its core markets of urology and surgery. While we believe that these actions will position our Company for improved profitability and growth, our fiscal 2017 performance did not meet our expectations.

Vesting of our Named Executive Officers’ FY17 AIP and FY15-17 LTIP awards reflected our performance. For our Named Executive Officers other than Dr. Parks, vesting of performance-based cash and RSU awards under these programs was as follows:

Program	Vesting (% of Target Award)
FY17 AIP	8%
FY15-17 LTIP - Non-GAAP EPS Award - Relative TSR Award	0% 58.65%

For more information on the vesting of Dr. Parks’ FY17 AIP award, see the Annual Incentive Programs section below. Dr. Parks was not an employee of the Company in fiscal 2015 and therefore did not participate in the FY15-17 LTIP.

More information on these and other items pertinent to the fiscal 2017 compensation of our Named Executive Officers can be found below and should be read in conjunction with the other information contained in this proxy statement.

Compensation Overview

Compensation Objectives and Philosophy. The primary objectives of our executive compensation programs are to:

•	attract, retain and motivate the best possible executive talent;

•	ensure executive compensation is aligned with our corporate strategies and business objectives;

•	promote the achievement of key strategic and financial performance measures by linking short- and long term cash and equity incentives to the achievement of measurable corporate performance goals; and

•	align executives’ incentives with the creation of stockholder value.

To achieve these objectives, the Compensation Committee regularly evaluates our executive compensation programs with the goal of setting compensation at levels the Compensation Committee believes are necessary to allow us to compete for executive talent with other companies in our industry and region. Further, a significant portion of our executives’ compensation is performance-based, with compensation directly linked to achievement of annual and long term goals.

Compensation Process

Role and Authority of the Compensation Committee. The Compensation Committee oversees our executive compensation programs. In this role, the Compensation Committee regularly reviews and approves the compensation of our executive officers. Additional information about the Compensation Committee, including its composition and responsibilities, can be found on page [9] of this proxy statement. The Compensation Committee’s practice has been to establish fiscal year base salaries, and to approve annual and long term incentive awards, at its regularly scheduled September meeting. From time-to-time, the Compensation Committee makes other adjustments to individual compensation arrangements due to promotions, changes of responsibilities, or other appropriate circumstances. Under its charter, the Compensation Committee may delegate its authority to one or more subcommittees as it deems appropriate.

Role of Compensation Consultants. The Compensation Committee retained F.W. Cook as the Compensation Committee’s independent compensation advisor for fiscal 2017 in connection with director and executive compensation. Advisory services provided by F.W. Cook include assistance in reviewing trends in executive compensation, evaluating our compensation peer group, and designing our executive compensation programs. F.W. Cook also assisted the Compensation Committee in obtaining compensation benchmark data and establishing the target compensation levels of our executive officers. F.W. Cook provides no services to the Company other than those performed on behalf of the Compensation Committee.

Role of Management. The Compensation Committee receives input from our CEO and other members of our senior management team with respect to compensation programs for our executive officers and other employees. The Compensation Committee also receives input from our CEO on the performance of our other executive officers and on compensation decisions for those officers. The Compensation Committee considers, but is not bound by and does not always accept, the recommendations of our CEO or the other members of our management team with respect to compensation matters. While our CEO and other members of our senior management team typically attend Compensation Committee meetings, the Compensation Committee regularly meets in executive session without management present. Our CEO is not present during voting or deliberations on his compensation. The Compensation Committee also makes compensation decisions with respect to our other executive officers without them present.

Advisory Vote on Named Executive Officer Compensation

The Compensation Committee considered the results of our stockholder advisory vote on executive compensation (commonly referred to as the say-on-pay vote) that took place at our January 2017 annual meeting, at which approximately 94% of the votes cast supported our executive compensation policies. In view of the strong support expressed by our stockholders and the Compensation Committee’s view that our executive compensation program is aligned with our pay-for-performance philosophy, the Compensation Committee has not implemented any changes to our executive compensation policies as a result of the say-on-pay vote.

Bases for Our Compensation Policies and Decisions

As a general guideline, the Compensation Committee seeks to establish the target compensation of our executive officers at approximately the median of our peers, assuming that our Company meets the performance targets established for our annual and long term incentive programs. An individual executive’s target compensation may be higher or lower than this guideline based on his or her particular background, experience and performance, market factors, and internal equity. These factors are weighed by the Compensation Committee in its judgment, and no one factor takes precedence over the others.

In determining our compensation peer group, the Compensation Committee selects companies based on their similarity to our Company based on criteria such as revenue, market capitalization, industry, and competition for executive talent and investor capital. The Compensation Committee reviewed our compensation peer group in fiscal 2016. Except for the removal of those peer companies that had been acquired or for whom updated compensation data was not otherwise available, the Compensation Committee used the 2016 peer group for its 2017 compensation decisions. The companies in our fiscal 2017 peer group were as follows:

Accuray Incorporated	FARO Technologies, Inc.	Merit Medical Systems, Inc.

AngioDynamics	FEI Company	MTS System Corporation

Cognex Corporation.	Greatbach, Inc.	Natus Medical

Coherent, Inc.	Integra LifeSciences Corporation	Newport Corporation.

CONMED Corporation	Masimo	Novanta (formerly GSI Group)

CTS Corporation	Mercury Systems	OSI Systems

In setting fiscal 2017 compensation, data from the fiscal 2017 peer group was supplemented by compensation survey data provided by the Compensation Committee’s compensation consultant based on a national, technology industry compensation survey.

Components of our Executive Compensation Programs

The primary components of our executive compensation programs are:

•	Base salary;

•	Annual Incentive Programs; and

•	Long Term Incentive Programs.

Our executive compensation programs also include employee benefits and other compensation, and severance and change of control benefits.

The Compensation Committee has not adopted a formal policy for allocating between short and long term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. Instead, the Compensation Committee, after reviewing information provided by its compensation consultant and other relevant information, determines what it believes to be the appropriate level and mix of compensation components.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. Generally, we believe that executive base salaries should be competitive with salaries for executives in similar positions at comparable companies. Base salaries are reviewed at least annually by the Compensation Committee, and are adjusted from time to time to realign salaries with market levels after taking into account factors such as target total direct compensation, individual responsibilities, performance, experience and time in service, market conditions, and information from our compensation consultant.

The fiscal 2017 annualized base salaries of our Named Executive Officers were as follows:

	Fiscal 2017 Base Salary	Percent Change From Fiscal 2016 Base Salary
Dr. Fred B. Parks	$650,000	—
James W. Green	$624,000	4%
Mark T. Frost	$391,400	3%
Michael J. Bourque	$247,500	4%
Mervat Faltas	$338,870	3%
John J. Fry	$372,860	3%
James P. Ryan	$350,860	6%

Dr. Parks replaced Mr. Green as our President and Chief Executive Officer effective October 31, 2016. Mr. Bourque replaced Mr. Frost as our Senior Vice President, Chief Financial Officer and Treasurer effective July 13, 2017. For more information on the base salaries actually earned by Dr. Parks, Messrs. Green, Bourque and Frost and our other Named Executive Officers in fiscal 2017, please refer to the Summary Compensation Table included as part of in the Compensation of Executive Officers section of this proxy statement.

The Compensation Committee established the fiscal 2017 base salaries for Mrs. Faltas and Messrs. Green, Frost and Ryan on September 15, 2016.

We entered into an employment agreement with Dr. Parks on October 27, 2016. His base salary became effective upon his assumption of the role of President and Chief Executive Officer on October 31, 2017. In establishing Dr. Parks’ base salary and other elements of his compensation, the Compensation Committee considered relevant factors including Dr. Parks’ previous experience as a chief executive officer in the medical imaging and technology industries and his knowledge of our business and its end markets. The Committee also considered the terms of Dr. Parks employment agreement, the structure and terms of Dr. Parks’ incentive awards, and compensation information provided by our compensation consultant. Taking these factors in to account, the Compensation Committee established Dr. Parks’ compensation significantly below the median compensation of chief executive officers in our fiscal 2017 compensation peer group. For more information, see Employment Agreement with Fred Parks on page 34 of this proxy statement.

Mr. Bourque served as our Vice President and Corporate Controller prior to becoming our Senior Vice President, Chief Financial Officer and Treasurer on July 13, 2017. In his former role, Mr. Bourque’s fiscal 2017 base salary was established at $247,500. On December 17, 2016, his base salary increased to $257,583 in connection with becoming our new principal accounting officer. On July 9, 2017, the Compensation Committee established Mr. Bourque’s base salary at $324,462, effective upon his assumption of the role of Senior Vice President, Chief Financial Officer and Treasurer. In revising Mr. Bourque’s base salary, the Compensation Committee considered relevant factors including Mr. Bourque’s previous financial experience, his experience with our company (including his previous experience as our interim chief financial officer), the elevation of Mr. Bourque’s responsibilities, and compensation information provided by our compensation consultant. The Compensation Committee established Mr. Bourque’s compensation below the median of our compensation peer group.

Annual Incentive Programs

Our annual incentive programs, or AIPs, are designed to reward our executive officers for achieving specified annual corporate financial objectives. The AIPs emphasize pay for performance and are intended to align executive compensation with the achievement of specified operating results.

For our Named Executive Officers, the FY17 AIP consisted entirely of performance-based awards that were earned based on the achievement of corporate financial objectives. Awards under the FY17 AIP were payable in cash. The FY17 AIP awards were made pursuant to the 2014 Annual Incentive Compensation Plan, which was approved by our stockholders at our annual meeting in January 2014. The FY17 AIP was structured and operated with the intent that the compensation paid under the FY17 AIP will be exempt from the deductibility limitations of Section 162(m) of the Code.

Under the FY17 AIP, our Named Executive Officers other than Dr. Parks each received a target award as a percentage of his or her base salary earned in fiscal 2017. Target awards for our Named Executive Officers were as follows:

	FY17 AIP Target Award (% of Base Salary Earned)	FY16 AIP Target Award (% of Base Salary Earned)
James W. Green	100%	100%
Mark T. Frost	60%	60%
Michael J. Bourque	40%	40%
Mervat Faltas	60%	60%
John J. Fry	60%	60%
James P. Ryan	60%	60%

The Compensation Committee established the FY2017 AIP Target Awards for Mrs. Faltas and Messrs. Green, Frost and Ryan on September 15, 2016.

Pursuant to his employment agreement, Dr. Parks received a FY17 AIP Target Award equal to 100% of his fiscal 2017 annual base salary on a non pro-rated basis, or $650,000. Dr. Parks’ FY17 AIP award was guaranteed at a minimum of 50% of target, or $325,000.

Mr. Bourque’s FY2017 AIP Target Award in his former role as Vice President and Corporate Controller was established at 40% of his base salary earned in fiscal 2017. In view of the proximity to the end of our fiscal year, the Compensation Committee did not adjust Mr. Bourque’s FY2017 AIP Target Award in connection with his assumption of the role of Senior Vice President, Chief Financial Officer and Treasurer.

In previous years, the Compensation Committee has used Non-GAAP EPS as a metric in both our annual and long term incentive programs. After a review of the metrics used in these programs, and with input from the Compensation Committee’s independent compensation consultant, the Compensation Committee replaced Non-GAAP EPS with Non-GAAP EBITDA as a component of the FY17 AIP. The use of Non-GAAP EBITDA in the FY17 AIP provides a more direct measure of and more closely aligns with criteria used by our investors to evaluate our near term operating performance. This change also reduces the duplication of performance metrics across our short and long term compensation programs.

The performance metrics and weightings for our Named Executive Officers under the FY17 AIP were established as follows:

Fiscal 2017 Analogic Non-GAAP EBITDA	Fiscal 2017 Analogic Revenue
70%	30%

Non-GAAP EBITDA was calculated using the non-GAAP adjustments as approved by the Audit Committee of the board and applied to each quarter. The use of these non-GAAP adjustments is consistent with our own assessment of our operating performance and also aligns with the non-GAAP financial information reported to our stockholders. Non-GAAP adjustments included share-based compensation expense, acquisition related gains and expenses, restructuring charges, gains on sale of investments, and significant non-recurring taxes. The Compensation Committee retained the discretion to reject any such adjustments for the purpose of determining the payments under the FY17 AIP. The performance measures were subject to equitable adjustment to exclude the impact of acquisitions and divestitures.

The performance targets were set by the Compensation Committee to be aligned with our fiscal 2017 objectives and to have a reasonable chance of attainment. Performance factors for each performance metric were calculated by interpolating between the threshold, target, and maximum values, as applicable. The threshold, target, and maximum goals and the associated payout factors for each performance metric, and the actual performance and performance factors with respect to each such metric as applicable to our Named Executive Officers under the FY17 AIP, were as follows:

		Goal			Actual
	Weight	Threshold (25% of Target)	Target	Maximum (200% of Target)	Actual Performance	Performance Factor
Analogic Non-GAAP EBITDA	70%	$71.4	$89.3	$111.6	$51.1	0%
Analogic Revenue ($ millions)	30%	$485.1	$539.0	$592.9	$487.1	28%
Aggregate Performance Factor	100%					8%

The Compensation Committee did not exercise its discretion to reject any non-GAAP adjustments in connection with the FY17 AIP.

Based on the aggregate performance factor of 8%, the Compensation Committee approved cash payments to our Named Executive Officers under the FY17 AIP as follows:

Name	Payment
Dr. Fred B. Parks	$325,000
Mark T. Frost	$18,766
Mervat Faltas	$16,247
John J. Fry	$17,877
James P. Ryan	$16,804

Pursuant to his employment agreement, the payment to Dr. Parks reflects an amount equal to 50% of his FY17 AIP Target Award.

Mr. Green was not eligible to receive a payment under the FY17 AIP in view of his separation of employment effective October 31, 2016.

Long Term Incentive Programs

Our long term incentive programs (which we refer to as LTIPs) are equity-based award programs that have been the primary vehicle for offering long term incentives to our executives. We believe that equity-based grants provide our executives with a strong link to our long term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the vesting feature of the equity grants furthers our goal of executive retention by providing an incentive to our executives to remain in our employ during the vesting period. All grants of equity-based awards to our executives are approved by the Compensation Committee. In determining the size of equity-based awards to our executives, the Compensation Committee considers factors such as scope of responsibility, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards, the recommendations of our chief executive officer and market data provided by the Compensation Committee’s independent consultant.

Establishment of the FY17-19 Long Term Incentive Program

In establishing the FY17-19 LTIP in September 2016, the Compensation Committee determined that long term equity awards for our Named Executive Officers should include a balanced mixture of Non-GAAP EPS RSUs, relative total stockholder return (which we refer to as TSR) RSUs, and time-based RSUs. The Compensation Committee believes that this plan design serves a number of purposes, including the following:

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Fostering the performance-based orientation of our long term incentive program. Non-GAAP EPS and TSR-based RSUs represent at-risk compensation, the vesting of which is entirely dependent on the achievement of predetermined performance goals that are aligned with our longer term objectives.

•

Motivating the achievement of both absolute performance and relative total stockholder return goals. As noted above, FY17-19 LTIP includes a Non-GAAP EPS component and a TSR component. Vesting of the Non-GAAP EPS component depends on our absolute performance relative to pre-established earnings per share goals. Vesting of the TSR component depends on our stock price performance relative to the broader stock market. The Compensation Committee believes that this structure motivates our executives to achieve long-term earnings goals in the broader context of maximizing the total return to our stockholders.

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Aligning long term compensation with our stock price performance. The Compensation Committee believes that long term equity awards align the interests of our executives with those of our investors by linking the value of the award to the long-term price performance of our Company’s stock. The Compensation Committee also believes that including both performance-based RSUs and time-based RSUs as components of our long term incentive programs provides a balanced mixed of performance- and time-based incentives.

Our Named Executive Officers other than Dr. Parks each received an FY17-19 LTIP award having a value (which we refer to as the Total LTIP Target Award) calculated as a percentage of his or her fiscal 2017 base salary on the grant date. The awards for each of our Named Executive Officers consisted of a Non-GAAP EPS component, a TSR component, and a Time-Based RSU component. Awards were determined as follows:

•	Target Number of performance-based Non-GAAP EPS RSUs = (1/3 x Total LTIP Target Award) / closing price of our common stock on the grant date of the award.

•	Target Number of performance-based TSR RSUs = (1/3 x Total LTIP Target Award) / (TSR initial accounting cost premium x closing price of our common stock on the grant date of the award.

•	Target Number of time-based TSR RSUs = (1/3 x Total LTIP Target Award) / (closing price of our common stock on the grant date of the award.

FY17-19 LTIP awards for our Named Executive Officers other than Dr. Parks were granted at our regularly scheduled Compensation Committee meeting on September 15, 2016.

The Total FY17-19 LTIP Target Awards for our Named Executive Officers were as follows:

	FY17-19 LTIP Target Award (% of Base Salary)	Change from FY16-18 Target Award	Total LTIP Target Award ($)	Target Number of Non-GAAP EPS RSUs	Target Number of TSR RSUs	Number of Time-Based RSUs
James W. Green	315%	15 pts.	$1,965,600	7,261	7,346	7,261
Mark T. Frost	150%	0 pts.	$587,100	2,169	2,194	2,169
Michael J. Bourque	50%	0 pts.	$123,750	457	462	457
Mervat Faltas	125%	0 pts.	$423,588	1,565	1,583	1,565
John J. Fry	150%	0 pts.	$559,290	2,066	2,090	2,066
James P. Ryan	125%	0 pts.	$438,575	1,620	1,639	1,620

Mr. Bourque’s FY17-19 LTIP Target Award was established based on his fiscal 2017 annual base salary of $247,500 in effect on the September 15, 2016 grant date. In view of the proximity to the end of our fiscal year, the Compensation Committee did not adjust Mr. Bourque’s FY17-19 LTIP Target Award in connection with his assumption of the role of Senior Vice President, Chief Financial Officer and Treasurer on July 13, 2017.

Performance for both the Non-GAAP EPS component and the TSR component will be measured over a three year performance period beginning on August 1, 2016 and ending on July 31, 2019 (which we refer to as the FY17-19 LTIP performance period). The number of shares earned will cliff vest at the end of the FY17-19 LTIP performance period based on actual performance relative to the applicable performance criteria.

The Non-GAAP EPS component will vest based on our Company’s cumulative Non-GAAP EPS over the FY17-19 LTIP performance period. Depending on actual performance, the potential vesting of the Non-GAAP EPS component ranges from a minimum of zero to a maximum of two times the target number of Non-GAAP EPS RSUs. Non-GAAP EPS will be calculated using the non-GAAP adjustments to our EPS as approved by the Audit Committee of the board. Non-GAAP adjustments currently include share-based compensation expense, acquisition related gains and expenses, restructuring charges, gains on sale of investments, and taxes. The Compensation Committee retains the discretion to reject any such adjustments for the purpose of determining vesting under the FY17-19 LTIP, it being expected that such discretion, if exercised, would be exercised in a manner consistent with Section 162(m) of the Code. The Non-GAAP EPS performance target was set by the Compensation Committee to be aligned with our longer term objectives and to have a reasonable chance of attainment.

In connection with the review of the metrics used in our executive compensation programs, and with input from the Compensation Committee’s independent compensation consultant, the Compensation Committee revised the Non-GAAP EPS component of the FY17-19 LTIP to provide that the performance targets will be equitably adjusted to exclude the impact of acquisitions, divestitures, and approved restructurings during the performance period. Such adjustments will be made at or near the time of the acquisition, divestiture, or restructuring (i.e., not retroactively based on actual results). The Compensation Committee believes that this change will more closely align executive compensation with the underlying operating performance of our business. This change does not apply retroactively to the FY15-17 or FY16-18 LTIPs, the terms of which were fixed at the time of their adoption.

The TSR component will vest based on the company’s total stockholder return relative to the total stockholder return of the company at the 50th percentile of the Russell 2000 stock index (which we refer to as the 50th percentile). The Compensation Committee believes that the Russell 2000 stock index represents a comprehensive index of similar sized companies with which the Company competes for investor capital, and is thus an appropriate performance comparison. The target number of TSR RSUs will vest if the Company’s total stockholder return over the performance period is equal to that of the 50th percentile.

In previous LTIPs, the TSR component was structured as a component outperform plan, whereby vesting of the TSR RSUs varied +/- 2% for each 1% (100 basis points) that our total stockholder return varied above or below the 50th percentile, between a maximum of two times the target number of TSR RSUs and a minimum of zero. Vesting was capped at target if our absolute TSR over the performance period was negative, and the maximum value that could be earned under the TSR component (as determined by the total number of TSR RSUs vested multiplied by the final stock price) could not exceed four (4) times the TSR target award value at grant.

Following its review of our long term equity incentive program, and with input from the Compensation Committee’s independent compensation consultants, the Compensation Committee structured the FY17-19 LTIP as a component out rank plan, whereby vesting is determined based on the Company’s TSR percentile rank as compared to the TSR of the companies in the Russell 2000 index, as follows:

Analogic TSR Percentile Rank as Compared to Companies in the Russell 2000 Index	% of TSR Target Award to Vest
At or above 75th percentile	150%
50th percentile	100%
25th percentile	25%
<25th percentile	0%
Intermediate results will be interpolated.

The maximum number of shares that can be earned under the TSR component of the FY17-19 LTIP was reduced to one and one half times the target number of shares. While vesting remains capped at target if our absolute TSR over the performance period is negative, the maximum value that can be earned under the TSR component (as determined by the total number of TSR RSUs vested multiplied by the final stock price) was reduced to three (3) times the TSR target award value at grant. Shares earned under the TSR component of the FY17-19 LTIP are also subject to a one-year post vest holding period. These changes better align the compensation of our executives with the interests of our stockholders and reduce the cost of our TSR-based equity awards.

The time-based RSU component will cliff vest on July 31, 2019.

Vesting of the FY15-17 Long Term Incentive Program

On September 14, 2017, the Compensation Committee approved vesting of performance-based restricted stock units granted under our fiscal 2015 to 2017 long term incentive program (which we refer to as our FY15-17 LTIP). For our executive officers, the performance-based RSU portion of our FY15-17 LTIP awards included a cumulative Non-GAAP EPS component and a TSR component. Performance for both the Non-GAAP EPS component and the TSR component were measured over a three year performance period beginning on August 1, 2014 and ending on July 31, 2017 (which we refer to as the FY15-17 LTIP Performance Period). The number of RSUs earned cliff vested at the end of the FY15-17 LTIP Performance Period, following certification by the Compensation Committee as to the level of achievement of the performance goals with respect to such RSUs.

The cumulative Non-GAAP EPS component of the FY15-17 LTIP vested based on our Company’s cumulative Non-GAAP EPS over the FY15-17 LTIP Performance Period. Depending on actual performance, the potential vesting of the Non-GAAP EPS component ranged from a minimum of zero to a maximum of two times the Non-GAAP EPS target award. Non-GAAP EPS was calculated using the non-GAAP adjustments to our EPS as approved by the Audit Committee of the board. Non-GAAP adjustments currently include share-based compensation expense, acquisition related gains and expenses, restructuring charges, gains on sale of investments, and taxes. The Compensation Committee retained the discretion to reject any such adjustments for the purpose of determining vesting under the FY15-17 LTIP, it being understood that such discretion would be exercised in a manner consistent with such awards being exempt from the deductibility limitations under Section 162(m) of the Code. The Compensation Committee did not exercise this discretion. Performance targets for the Non-GAAP EPS component of the FY15-17 LTIP were as follows:

Performance	Cumulative Non-GAAP EPS	% of Non-GAAP EPS Target Award Earned
Threshold	$9.18	0%
Target	$12.93	100%
Maximum	$14.91	200%

No shares would be earned if the Company’s cumulative Non-GAAP EPS during the FY15-17 LTIP Performance Period was less than the threshold value shown above. Intermediate results were interpolated.

Our Non-GAAP EPS in FY15, FY16, and FY17 was $4.05, $3.54, and $2.22 respectively, resulting in a cumulative Non-GAAP EPS over the FY14-16 LTIP Performance Period of $9.77. As a consequence, 16.80% of the FY15-17 LTIP Non-GAAP EPS Target Award was earned.

The TSR component of the FY15-17 LTIP vested based on the company’s total relative stockholder return relative to the total stockholder return of the company at the 50th percentile of the Russell 2000 stock index over the FY15-17 LTIP Performance Period. The potential vesting of the TSR RSUs varied +/- 2% for each 1% (100 basis points) that our total stockholder return varied above or below the company at the 50th percentile of the Russell 2000 stock index, between a maximum of two times the target number of TSR RSUs and a minimum of zero. Vesting was capped at target if our absolute TSR over the performance period was negative, and the maximum value that could be earned under the TSR component (as determined by the total number of TSR RSUs vested multiplied by the final stock price) was limited to four (4) times the TSR target award value at grant.

Performance awards under the TSR component of the FY15-17 LTIP were determined as follows:

Analogic TSR	TSR of the Company at the 50th Percentile of the Russell 2000 Stock Index	% of TSR Target Award Earned
-3.84%	16.83%	58.65%

Based on the results described above, on September 14, 2017, the Compensation Committee approved vesting of awards under the FY15-17 LTIP for our Named Executive Officers as follows (unvested shares were forfeited):

	Non-GAAP EPS Target Award (RSUs)	Non-GAAP EPS Shares Earned	TSR Target Award (RSUs)	TSR Shares Earned	Total Shares Earned
Fred B. Parks(1)	—	—	—	—	—
James W. Green	6,330	1,063	4,916	2,883	3,946
Mark T. Frost	—	—	—	—	—
Michael J. Bourque	381	64	295	173	237
Mervat Faltas	1,871	314	1,453	852	1,166
John J. Fry	2,473	415	1,921	1,127	1,542
James P. Ryan	1,734	291	1,347	790	1,081

(1)	Dr. Parks was not employed by the Company in fiscal 2015 and did not participate in the FY15-17 LTIP.

Other Equity Compensation

Pursuant to his employment agreement, Dr. Parks received a one-time RSU award having an aggregate value of $2.8 million (which we refer to as the RSU grant), effective as of Dr. Parks’ October 31, 2016 start date. Under the RSU grant, Dr. Parks received an award of 34,208 performance- based RSUs, which number was determined by dividing the aggregate value of the award by the closing price of our common stock on Dr. Parks’ start date. The RSUs will vest (i) with respect to 50% of the RSU grant, subject to the achievement of certain agreed upon performance goals with respect to the second, third and fourth quarters of fiscal 2017 (which we refer to as the fiscal 2017 performance goals; and (ii) with respect to the other 50% of the RSU grant, subject to the achievement of certain agreed upon performance goals with respect to fiscal 2018. The RSU grant further provided that, if the performance goals in (i) were not achieved, the 50% RSU grant referenced in (i) would remain outstanding and would vest solely to the extent that the performance goals in (ii) are achieved. In the case of both (i) and (ii), vesting would be subject to Dr. Parks’ continued employment with the Company through each applicable vesting date.

On October 30, 2016, the Compensation Committee established the performance goals, including the fiscal 2017 performance goal, for the RSU grant. The fiscal 2017 performance goal was established based on the total Non-GAAP net income reported by the Company for the second, third and fourth quarters of fiscal 2017 being equal to at least $15 million. The Compensation Committee believes that Non-GAAP income provides a reliable measure of our composite financial performance, taking into account operating performance as well taxes, depreciation, and amortization. Non-GAAP net income will be calculated using the Non-GAAP adjustments as approved by the Audit Committee as of October 30, 2016. These Non-GAAP adjustments include share-based compensation expense, acquisition related gains and expenses, restructuring charges, gains on sale of investments, and taxes.

The Compensation Committee approved vesting of the RSU grant on September 14, 2017. Our total Non-GAAP net income for the first, second, and third quarters of fiscal 2017 was $22.6 million. As a consequence, 50% of the RSU grant was earned.

Pursuant to his employment agreement, Dr. Parks received a one-time RSU award having an aggregate value of $132,500 (which we refer to as the additional RSU grant) in connection with compensation forfeited due to his resignation from his previous employer. Under the additional RSU grant, Dr. Parks received an award of 1,618 time-based RSUs, which number was determined by dividing the aggregate value of the award by the our closing stock price on Dr. Parks’ start date. The additional RSU grant would vest on the six month anniversary of his start date, subject to Dr. Parks’ continued employment with the Company through such vesting date.

The additional RSU grant vested on April 30, 2017.

Employment Agreement with Fred Parks

On October 27, 2016, we entered into an employment agreement with Dr. Parks in connection with his appointment as our President and Chief Executive Officer as of October 31, 2016 (which we refer to as his start date). Under his employment agreement, Dr. Parks will receive an annual base salary of $650,000 (which we refer to as his annual base salary). Dr. Parks will also be eligible to participate in our annual incentive plan for fiscal 2017 (which we refer to as the FY17 AIP) with a target award equal to 100% of his annual base salary on a non-prorated basis (with a guaranteed minimum FY17 AIP award of 50% of his annual base salary, and which target bonus percentage the Company has agreed not to reduce). Dr. Parks’ participation in the FY17 AIP will be according to valuation methodologies and other terms and conditions as applicable to other similarly situated executives of the Company.

Pursuant to his employment agreement, Dr. Parks received a one-time RSU award having an aggregate value of $2.8 million (which we refer to as the RSU grant). The number of RSUs was determined based on our closing stock price on his start date. The RSUs will vest (i) with respect to 50% of the RSU grant, subject to the achievement of certain agreed upon performance goals with respect to the second, third and fourth quarters of fiscal 2017; and (ii) with respect to the other 50% of the RSU grant, subject to the achievement of certain agreed upon performance goals with respect to fiscal 2018, provided that, if the performance goals in (i) are not achieved, the 50% RSU grant referenced in (i) shall remain outstanding and shall vest solely to the extent that the performance goals in (ii) are achieved, and provided further, that, in the case of both (i) and (ii), vesting will be subject to Dr. Parks’ continued employment with the Company through each applicable vesting date.

In addition to the RSU grant, Dr. Parks received a one-time RSU award having an aggregate value of $132,500 (which we refer to as the additional RSU grant) in connection with compensation forfeited due to his resignation from his previous employer. The number of RSUs awarded was determined based on our closing stock price on his start date. The additional RSU grant will vest on the six month anniversary of his start date, subject to Dr. Parks’ continued employment with the Company through such vesting date.

The employment agreement also stated that the Company did not intend to make any additional equity grants to Dr. Parks during fiscal 2017 and fiscal 2018, and that any equity grants after fiscal 2018 would be in the sole discretion of the board.

The Company also agreed to reimburse Dr. Parks for up to $350,000 of relocation expenses.

In addition to his knowledge and experience, the Committee also considered the terms of Dr. Parks’ employment agreement and the structure and terms of Dr. Parks’ incentive awards when establishing Dr. Parks’ compensation. The RSU grant was structured as a one-time, front loaded award having an annualized value of $1.4 million over the two-year vesting period of the RSU grant. Taking into account Dr. Parks’ base salary, annual cash incentive award, and the annualized value of the RSU grant, the target value of Dr. Parks’ annualized compensation over the two-year vesting period of the RSU grant can be summarized as follows:

Dr. Parks Annualized Compensation

Base Salary	FY17 AIP Award (at target)	RSU Grant	Total Annualized Compensation
$650,000	$650,000	$1,400,000	$2,700,000

Factors considered in establishing the RSU grant included the level of the performance goals relative to our anticipated fiscal 2017 and fiscal 2018 performance as well as the vesting period and conditions of the award. The $1.4 million annualized value of the RSU grant compares to the approximately $2.0 million target value of the FY17-19 LTIP award provided to Mr. Green in fiscal 2017.

Dr. Parks’ annualized compensation of approximately $2.7 million was positioned significantly below the median compensation of the chief executive officers in our fiscal 2017 compensation peer group. This also compares to Mr. Green’s fiscal 2017 target compensation of approximately $3.2 million (taking into account Mr. Green’s $624,000 fiscal 2017 base salary, the $624,000 target value of his F17 AIP award, and the $2.0 million target value of his FY17-19 LTIP award).

Employee Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, and a 401(k) plan under which we match each employee contribution up to 4% of his or her eligible wages under the Code (which we call eligible wages). Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

During fiscal 2017, we provided other compensation to our executive officers in the following forms:

•

Perquisites—Per his employment agreement, Mr. Green was entitled to receive an annual allowance of $20,000, paid in equal quarterly installments, for use in connection with customary perquisites, such as automobile and financial planning expenses. Mr. Green received $5,000 of this allowance in view of his October 31, 2016 departure.

•	Non-qualified Deferred Compensation Plan—We match non-qualified deferred compensation contributions to the plan up to 4% of amounts in excess of eligible wages. These contributions vest immediately.

•

Retirement Plan—Mrs. Faltas participates in a retirement plan administered by our Analogic Canada subsidiary that provides benefits to employees based on a formula recognizing length of service and final average earnings. She has stopped accruing service in the plan as of April 30, 2015 and thus has started receiving her lifetime pension from the plan as of August 1, 2015.

•

Relocation costs—Dr. Parks was reimbursed for costs incurred in connection with his relocation to the Boston area, grossed-up for tax purposes as provided under the Company’s executive relocation policy.

Severance and Change of Control Benefits

Pursuant to employment agreements between us, Dr. Parks, and Messrs. Frost and Fry, the Employment Agreement between us and Mr. Green prior to his resignation from the Company as of October 31, 2016, the

Employment Agreement between us and Mr. Frost prior to his termination of employment as of September 11, 2017 as well as our Severance Plan for Management Employees, Key Employee Stock Bonus Plan (as amended on January 27, 1988), Key Employee Stock Bonus Plan (as amended on March 11, 2003), 2007 Restricted Stock Plan, and 2007 Stock Option Plan, our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of Analogic. We consider these severance and change of control benefits to be an important component of our executive compensation program and consistent with competitive market practice. We believe that providing appropriate severance and change of control benefits helps to attract and retain qualified executives by mitigating the risks associated with leaving a previous employer and accepting a new position with us, and by reducing financial uncertainty associated with an unexpected termination or termination following a change of control. We have provided more detailed information about these benefits with respect to our Named Executive Officers, along with estimates of their value under various circumstances, under the caption “Potential Payments Upon Termination or Change of Control” beginning on page 45 of this proxy statement. We have also provided more detailed information about these benefits with respect to Dr. Parks beginning on page 47.

Our practice has been to structure change of control benefits so that cash benefits are paid only if the employment of the executive is terminated during a specified period after a change of control has occurred. Equity awards are structured so that vesting in connection with a change of control will occur only if the executive is not provided with a comparable replacement equity award or if the employment of the executive is terminated during a specified period after the change of control (commonly referred to as double trigger vesting).

Stock Ownership Guidelines

In order to better align the interests of our officers with the interests of our stockholders and to promote our commitment to sound corporate governance, our board, acting on the recommendation of our Compensation Committee, maintains the following stock ownership guidelines for our executive officers. Our executive officers are expected to acquire a number of shares of the Company’s common stock having the value shown below.

Stock Ownership Guideline	Chief Executive Officer	4x annual base salary
	Executive Officers other than Chief Executive Officer	1x annual base salary
Attainment Period	Five (5) years from appointment as an executive officer.
Stock Owned for Purposes of Ownership Guideline

•    Stock acquired on the open market;

•    Stock acquired through the exercise of options;

•    Restricted stock and restricted stock units, whether vested or unvested;

•    Stock acquired through Company benefit plans; and

•    Deferred stock units.

Administration	The Stock Ownership Guidelines are administered by the Compensation Committee, which evaluates compliance on an annual basis. Non-compliance arising from special circumstances, such as fluctuations in the Company’s stock price, changes in a participant’s compensation, and the personal financial situation of a participant, are reviewed by the Compensation Committee.

As of October 1, 2017, all of our executive officers own a quantity of our stock that meets or exceeds the applicable guidelines.

Tax Considerations

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1,000,000 paid to our Chief Executive Officer and our three next most highly compensated executive officers (other than our Chief Financial Officer). Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. Although we do not believe that the limitations of Section 162(m) of the Code have a material impact on us at the current compensation levels, we periodically review the potential consequences of Section 162(m) of the Code and generally intend to structure our annual and long term incentive programs to comply with exemptions in Section 162(m) of the Code so that the compensation would remain tax deductible to us. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) of the Code when it believes that such payments are appropriate to attract and retain executive talent.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below summarizes the compensation information for our Chief Executive Officer and each of our other executive officers (which we refer to collectively as our Named Executive Officers) for fiscal 2017, 2016, and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Fred B. Parks (6)	2017	487,500	—	2,932,358	—	325,000	—	167,274	3,912,132
President and Chief Executive Officer
James W. Green (6)	2017	188,319	—	1,973,150	—	—	—	49,471	2,210,940
President and Chief	2016	623,077	—	1,914,116	—	174,462	—	75,172	2,786,826
Executive Officer	2015	600,000	—	1,173,212	505,134	731,996	—	44,800	3,055,142
Mark T. Frost (7)	2017	390,962	—	589,382	—	18,766	—	23,794	1,022,904
Senior Vice President,	2016	255,769	—	952,494	—	63,840	—	140,623	1,412,726
Chief Financial Officer and Treasurer
Michael J. Bourque (7)	2017	260,228	—	124,156	—	8,674	—	10,955	404,013
Senior Vice President,	2016	246,635	50,000(8)	176,560	—	27,623	—	10,600	511,418
Chief Financial Officer and Treasurer	2015	181,731	—	133,880	—	77,599	—	2,769	395,979
Mervat Faltas	2017	338,480	—	425,254	—	16,247	361	15,559	795,901
Senior Vice President	2016	328,362	—	420,098	—	55,165	31,769	22,749	858,145
and General Manager, Medical Imaging Business	2015	319,156	—	260,089	111,959	233,622	93,269	1,473	1,019,568
John J. Fry	2017	372,451	—	561,411	—	17,878	—	17,234	968,973
Senior Vice President,	2016	361,821	—	555,493	—	60,786	—	25,068	1,003,168
General Counsel, and Corporation Secretary	2015	351,676	—	343,816	148,029	257,434	—	14,067	1,115,022
James P. Ryan	2017	350,087	—	440,232	—	16,804	—	16,203	823,326
Senior Vice President,	2016	330,144	—	422,723	—	55,464	—	22,284	830,616
and General Manager, Security Detection and Power Technologies	2015	306,920	—	241,079	103,800	224,665	—	10,532	886,996

(1)

These amounts represent the aggregate grant date fair value of restricted stock unit awards granted in fiscal 2017, 2016, and 2015. The fair values were computed in accordance with accounting principles generally accepted in the United States of America. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 2 to our Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Share-Based Compensation,” included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2017. The amounts shown include performance based restricted stock unit awards, and assume target performance. The amount earned pursuant to performance-based awards can range from zero to twice the target award, depending on actual performance. The amount shown for fiscal 2017 and 2016 also includes a time-based restricted stock unit component. The maximum aggregate grant date fair value of the awards, assuming achievement of maximum performance of the performance-based portion, would be as follows: Mr. Parks—$2,932,358 in fiscal 2017; Mr. Green— $2,959,724, $2,538,092, and $1,773,212 in fiscal 2017, 2016, and 2015, respectively; Mr. Frost $884,074 and $1,142,502 in fiscal 2017 and 2016, respectively; Mr. Bourque—$186,235, $217,833 and $162,040 in fiscal 2017, 2016 and 2015, respectively; Mrs. Faltas—$637,881, $557,056, and $393,098 in fiscal 2017, 2016, and 2015, respectively; Mr. Fry—$842,117, $736,587, and $519,622 in fiscal 2017, 2016, and 2015, respectively; Mr. Ryan—$660,348, $560,523, and $364,349 in fiscal 2017, 2016, and 2015, respectively. The actual number of performance-based restricted stock awards earned pursuant to the FY15-17 LTIP were as follows: Mr. Green—3,946 shares earned from a target award of 14,994 shares; Mr. Bourque—237 shares earned from a target award of 676 shares; Mrs. Faltas—1,166 shares earned from a target award of 3,324 shares; Mr. Fry—1,542 shares earned from a target award of 4,394 shares; and Mr. Ryan—1,342 shares earned from a target award of 3,081 shares. Mr. Parks and Mr. Frost did not participate in the FY15-17 LTIP. The awards for Messrs. Green and Frost under the FY16-18 and FY17-19 LTIPs are subject to pro-ration in view of their separation from the company on October 31, 2016 and September 11, 2017, respectively.
(2)	These amounts represent the aggregate grant date fair value of stock option awards granted in fiscal 2017, 2016 and 2015. The fair values were computed in accordance with accounting principles generally accepted in the United States of America. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 2 to our Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Share-Based Compensation” included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2017.
(3)	This column represents incentive compensation earned for fiscal 2017, 2016, and 2015 under our performance-based annual cash incentive programs; the FY17 AIP is described on page 27 of this proxy statement. Mr. Green was not eligible to receive an award under the FY17 AIP in view of his separation from the company on October 31, 2016.
(4)	This column represents the sum of the change in pension value for Mrs. Faltas under the Analogic Canada Corporation Retirement Plan, formerly known as the Anrad Retirement Plan (which we refer to as the Analogic Canada Plan), excluding actual payments made during last fiscal year and the transfer of her flexible component. The Analogic Canada Plan provides benefits to employees based on a formula recognizing length of service and final average earnings. The measurement date used for the plan is July 31.
(5)	Please see the All Other Compensation table below.
(6)	Dr. Parks replaced Mr. Green as our President and CEO on October 31, 2016.
(7)	Mr. Bourque replaced Mr. Frost as our Senior Vice President, Chief Financial Officer and Treasurer on July 13, 2017. Mr. Frost remained as an employee of the Company through September 11, 2017.
(8)	Mr. Bourque received a $50,000 cash award in connection with his service as our Interim Chief Financial Officer and Treasurer in fiscal 2016.

All Other Compensation from Summary Compensation Table

The following table summarizes the information included in the All Other Compensation column in the Summary Compensation Table.

Name	Year	Perquisites(1) ($)	Relocation Costs (2) ($)	Employer Matching Contributions for 401(k) and Non-Qualified Deferred Compensation Plans ($)	Total ($)
Fred B. Parks(3)	2017	—	160,554	6,720	167,274

James W. Green(3)	2017	5,000	—	44,471	49,471
	2016	20,000	—	55,172	75,172
	2015	20,000	—	24,800	44,800

Mark T. Frost(4)	2017	—	—	23,794	23,794
	2016	—	137,817	2,806	140,623

Michael J. Bourque(4)	2017	—	—	10,955	10,955
	2016	—	—	10,600	10,600
	2015	—	—	2,769	2,769

Mervat Faltas	2017	—	—	15,559	15,559
	2016	—	—	22,749	22,749
	2015	—	—	1,473	1,473

John J. Fry	2017	—	—	17,234	17,234
	2016	—	—	25,068	25,068
	2014	—	—	14,067	14,067

James P. Ryan	2017	—		16,203	16,203
	2016	—		22,284	22,284
	2015	—		10,532	10,532

(1)	Per his employment agreement, Mr. Green received an annual allowance of $20,000, paid in quarterly installments, for use in connection with customary perquisites, such as automobile and financial planning expenses. The amount shown for fiscal 2017 reflects the portion of the perquisite allowance paid prior to Mr. Green’s separation from the company on October 31, 2016.
(2)	Represents expenses related to Dr. Parks’ and Mr. Frost’s relocation to Massachusetts.
(3)	Dr. Parks replaced Mr. Green as our President and CEO on October 31, 2016.
(4)	Mr. Bourque replaced Mr. Frost as our Senior Vice President, Chief Financial Officer and Treasurer on July 13, 2017.

Grants of Plan-Based Awards

The following table shows all awards granted to each of the Named Executive Officers during fiscal 2017.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number Shares or Units (#) (3)(6)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (6)	Maximum (#) (6)
Fred B. Parks(4)	10/31/16	48,750	650,000	1,300,000	0	34,208	34,208	1,618	—	—	2,932,358
James W. Green(4)	9/15/16				0	1,217	2,128	0	—	—	1,973,150
Mark T. Frost(5)	9/15/16	17,593	234,577	469,154	0	1,576	2,755	723	—	—	589,382
Michael J. Bourque(5)	9/15/16	7,807	104,091	208,182	0	919	1,607	457	—	—	124,156
Mervat Faltas	9/15/16	15,232	203,088	406,177	0	3,148	5,505	1,565	—	—	425,254
John J. Fry	9/15/16	16,760	223,471	446,942	0	4,156	7,267	2,066	—	—	561,411
James P. Ryan	9/15/16	15,754	210,052	420,104	0	3,259	5,699	1,620	—	—	440,232

(1)	These columns represent potential payouts under the FY17 AIP. The threshold, target, and maximum payouts under the FY17 as of the September 15, 2016 grant date were September 14, 2017, respectively. Mr. Green is not eligible to receive a payout under the FY17 AIP in view of his separation from the Company on October 31, 2016.
(2)	Performance based restricted stock units were granted under the 2009 Stock Incentive Plan for the grants on September 15, 2016. These units cliff-vest on July 31, 2019. For the vesting provisions, see pages 30-33 of this proxy statement. The grant date fair value of the equity incentive plan awards was based on the target number of shares that might be earned and was calculated in accordance with accounting principles generally accepted in the United States of America. Additional information can be found in our Annual Report on Form 10-K for fiscal 2017. The amounts shown for Messrs. Green and Frost are pro-rated to reflect their respective dates of separation from the company on October 31, 2016 and September 11, 2017, respectively.
(3)	Time-based restricted stock units cliff vesting on July 31, 2019.
(4)	Dr. Parks replaced Mr. Green as our President and CEO on October 31, 2016.
(5)	Mr. Bourque replaced Mr. Frost as our Senior Vice President, Chief Financial Officer and Treasurer on July 13, 2017.
(6)	The estimated future payouts of Equity Incentive Plan Stock Awards for Mr. Green and Mr. Frost were prorated based on their respective termination dates.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options, stock, and stock unit awards held by the Named Executive Officers as of July 31, 2017. The market and payout values for unvested stock awards are calculated based on a market value of $70.20 per share (the closing market price of our common stock on July 31, 2017) multiplied by the number of shares subject to the award. All stock options shown in this table have a seven-year term.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (4)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(7)

Fred B. Parks(5)	—	—	—		—	—	—		—	17,104	1,200,701

James W. Green(5)	—	—	—		—	—	—		—	5,449	382,520
	—	—	—		—	—	—		—	1,217	85,433

Mark T. Frost(6)	—	—	—		—	—	—		—	5,991	420,568
	—	—	—		—	—	—		—	2,298	161,320

Michael J. Bourque(6)	—	—	—		—	—	225	(4)	15,795	1,750	122,850
	—	—	—		—	—	—		—	1,376	96,595
Mervat Faltas	1,375	—	—		77.08	9/9/2020	—		—	4,496	315,619
	1,871	—	1,870	(1)	71.09	9/9/2021	—		—	4,713	330,853
John J. Fry	7,312	—	—		70.04	9/10/2019	—		—	5,945	417,339
	6,913	—	—		77.08	9/9/2020	—		—	6,222	436,784
	4,947	—	2,473	(1)	71.09	9/9/2021	—		—	—	—

James P. Ryan	4,847	—	—		77.08	9/9/2020	—		—	4,524	317,585
	3,469	—	1,734	(1)	71.09	9/9/2021	—		—	4,879	342,506

(1)	Unvested time-based stock options granted under the FY15-17 LTIP. The number shown represents the number of options that vested on September 9, 2017.
(2)	This is the target number of performance based restricted stock shares that can be earned under the FY16-18 and FY17-19 LTIPs. The amounts shown for Mr. Green and Mr. Frost are pro-rated to reflect the termination of their employment on October 31, 2017 and September 11, 2017, respectively.
(3)	This value was calculated using the target number of restricted stock shares that can be earned under the FY16-18 and FY17-19 LTIPs. Amounts are calculated based on our closing stock price of $70.20 on July 31, 2017.
(4)	Represents unvested portion of time based award to Mr. Bourque granted on December 4, 2014.
(5)	Dr. Parks replaced Mr. Green as our President and CEO on October 31, 2016.
(6)	Mr. Bourque replaced Mr. Frost as our Senior Vice President, Chief Financial Officer and Treasurer on July 13, 2017.
(7)	Equity Incentive Plan Stock Awards for Mr. Green and Mr. Frost were prorated based on their respective termination dates.

Option Exercises and Stock Vested

The following table provides information regarding stock option and restricted stock unit awards exercised and vested, respectively, for the Named Executive Officers during fiscal 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Fred B. Parks (2)	—	—	18,722	1,319,219
James W. Green (2)	57,839	880,507	6,415	479,097
Mark T. Frost (3)	—	—	2,137	194,360
Michael J. Bourque (3)	—	—	1,041	81,564
Mervat Faltas	367	2,282	1,166	81,853
John J. Fry	3,927	144,547	1,542	108,248
James P. Ryan	3,352	66,068	1,081	75,886

(1)	Represents the fair market value of the common stock on the applicable vesting date, multiplied by the number of shares of restricted stock that vested on that date. For the listed individuals other than Mr. Parks, Mr. Green, Mr. Frost, and Mr. Bourque, this includes the actual number of shares released on September 14, 2017, which were 58.65% and 16.80% of the target TSR and Non-GAAP EPS awards, respectively, under the FY15-17 LTIP, the performance period of which ended on July 31, 2017. The number of shares earned under the FY15-17 LTIP by Mr. Parks, Mr. Green, Mr. Frost, Mr. Bourque, Mrs. Faltas , Mr. Fry, and Mr. Ryan were 0; 3,946; 0; 237; 1,166; 1,542 and 1,081, respectively. For Mr. Parks, Mr. Green, Mr. Frost and Mr. Bourque, the figures shown include 18,722; 2,469; 2,137 and 804, respectively of non FY15-17 LTIP shares vesting in FY17.
(2)	Dr. Parks replaced Mr. Green as our President and CEO on October 31, 2016.
(3)	Mr. Bourque replaced Mr. Frost as our Senior Vice President, Chief Financial Officer and Treasurer on July 13, 2017.

Fiscal 2017 Pension Benefits

The amount reported in the table below represents the present value of the accumulated benefit at July 31, 2017 for Mrs. Faltas under the Analogic Canada Corporation Retirement Plan.

The Analogic Canada Corporation Retirement Plan provides pension benefits to employees based on a formula recognizing length of service and final average earnings, and within Income Tax Act (Canada) limits. The annual pension payable at age 65 is equal to 2% of final average earnings multiplied by years of credited service under the plan. The final average earnings is 12 times the average of the 60 highest months of eligible earnings. Eligible earnings are defined as the sum of base salary, bonuses, commissions, shift differential, premium and overtime payments. Once participants attain age 55, they can retire. The total pension payable is not reduced if the participant retires at age 65 (normal retirement age) and is reduced by 0.25% for each month between the early retirement date and the normal retirement date.

The Income Tax Act (Canada) limits the amount of pension benefits for high earners. The Income Tax Act (Canada) limits are reduced by 0.25% for each month between the earliest of the date the participant attains 30 years of service, the date the participant reaches age 60 and the date at which the sum of the participant’s age and service is 80. Therefore, the annual pension payable at age 65 under the plan for Mrs. Faltas is equal to the maximum annual benefit prescribed by the Income Tax Act (Canada) times the number of years of credited service under the plan.

The normal form of pension payment is a lifetime pension with a 5-year guarantee. A participant may elect another form of payment which will provide monthly payments for the life of the participant and his or her spouse, if any, and which will be the actuarial equivalent of the pension payable under the normal form. Service under the Canadian pension plan may continue to be credited for no more than 5 years after the date the employee has left Canada and transferred to Analogic Corporation. Mrs. Faltas stopped accruing credited service under the Canadian pension plan on April 30, 2015, the date at which she attained 5 years of credited service while working outside of Canada. Mrs. Faltas began receiving her lifetime pension from the Analogic Canada Corporation Retirement Plan as of August 1, 2015.

Mrs. Faltas’ number of years of credited service includes her service at both Analogic Canada Corporation and Analogic Corporation.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mervat Faltas	Analogic Canada Corporation Retirement Plan	9.75	405,678	21,955

2017 Non-Qualified Deferred Compensation

Our Named Executive Officers are eligible to participate in our Non-qualified Deferred Compensation Plan (which we refer to as the Deferred Compensation Plan). The Deferred Compensation Plan allows participants to defer a percentage of their earned income, including up to a maximum of 25% of their base salary and up to 100% of their bonuses and performance-based compensation, subject to certain specified limitations set forth in the Deferred Compensation Plan. The Deferred Compensation Plan is unfunded.

In each plan year, we credit to the account of each participant who makes deferrals under the Deferred Compensation Plan, and who is eligible for and is receiving the maximum matching contribution allowed by law in our qualified 401(k) plan for that plan year, a matching contribution (which we refer to as the Non-Qualified Company Match) in the amount equal to 100% of the deferrals contributed by the participant, up to a maximum of four percent of the participant’s compensation, less the matching contribution made to our qualified 401(k) plan on behalf of the participant.

Amounts deferred under the Deferred Compensation Plan are credited to a participant’s account under the Deferred Compensation Plan. Each participant may allocate his or her account among any combination of the investment funds available under the Deferred Compensation Plan. Participants’ accounts are adjusted to reflect the investment performance of the funds selected by the participants. Participants can change the allocation of their account balances no more than six (6) times each plan year. There are 20 investment funds available under the Deferred Compensation Plan with a variety of investment objectives.

The form and timing of distributions is based on designations made by participants on their deferral elections. Distributions may be made in a single lump sum, or in annual installments as provided for in the Deferred Compensation Plan. Payments will be made in a single lump sum if the value of the participant’s account or sub-account is $25,000 or less at the time of a distribution event or at the time of a scheduled installment payment. All distribution decisions and payments under the Deferred Compensation Plan are subject to compliance with Section 409A of the Code.

The following table shows a summary of all contributions to, earnings on and distributions received from the Deferred Compensation Plan for each of our Named Executive Officers for fiscal 2017. The account balances as of year-end include all contributions and amounts earned by our Named Executive Officers through the end of fiscal 2017.

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY (3)	Aggregate Withdrawals/ Distributions in Last FY (4)	Aggregate Balance at Last FY (5)
Fred B. Parks	15,000	—	329	—	15,329
James W. Green	90,695	44,471	(24,552)	(2,369,567)	—
Mark T. Frost	22,022	7,329	5,106	—	43,970
Michael J. Bourque	—	—	—	—	—
Mervat Faltas	137,930	5,459	61,366	—	579,809
John J. Fry	17,049	6,484	1,269	(22,468)	11,221
James P. Ryan	14,003	5,158	102	—	54,151

(1)	Represents the amounts contributed by each Named Executive Officer to the Deferred Compensation Plan. These amounts were reported as compensation in the fiscal year 2017 Summary Compensation Table for the Named Executive Officers.
(2)	Represents the Non-Qualified Company Match for fiscal year 2017. The following amounts were included as compensation in the fiscal year 2017 Summary Compensation Table for the Named Executive Officers: Mr. Green—($44,471); Mr. Frost—(7,329); Mrs. Faltas—($5,459); Mr. Fry—($6,484); and Mr. Ryan—($5,158).
(3)	Represents the actual market earnings on a group of investment funds selected by the applicable Named Executive Officer for purposes of tracking the notional investment return on his non-qualified deferred compensation account balance for fiscal year 2017, as discussed in the Compensation Discussion and Analysis. None of these amounts included were reported as compensation in the fiscal year 2017 Summary Compensation Table for the Named Executive Officers.
(4)	Represents combined withdrawals and distributions in non-qualified deferred compensation plans for each Named Executive Officer in fiscal year 2017.
(5)	The amounts in the aggregate balance included as compensation in the Summary Compensation Table in fiscal year 2016 and 2015 for the Named Executive Officers are: Mr. Green—($383,540) and ($157,476), respectively; Mr. Frost—($8,769) and ($0), respectively; Mrs. Faltas—($320,001) and ($21,482), respectively; Mr. Fry—($39,238) and ($18,276), respectively; and Mr. Ryan—($24,890) and ($7,725), respectively.

Potential Payments Upon Termination or Change of Control

Employment Agreements with our Named Executive Officers

On May 1, 2007, we entered into an employment agreement with Mr. Green. The employment agreement provided that if we terminated Mr. Green’s employment other than for cause and unrelated to a change of control, Mr. Green would be eligible to receive twelve months salary continuation plus a lump sum bonus equal to his target bonus.

In connection with the termination of Mr. Green’s employment effective October 31, 2016, and pursuant to a separation and release of claims agreement with Mr. Green dated October 22, 2016, Mr. Green received the benefits described in the preceding paragraph, as well as an additional lump sum payment of $15,000. The Company will also continue to pay its then-current share of premium payments for Mr. Green’s group health and dental insurance for up to 18 months following his separation date. Lastly, the Company agreed to extend, until such date that was six months following his separation date, the exercise period for all outstanding options to purchase shares of the Company’s common stock to which Mr. Green has vested as of his separation date. For outstanding performance-based equity awards to which Mr. Green would be entitled under our Long Term Incentive Programs, the target number of shares was adjusted pro-rata based on the number of full months that Mr. Green was employed during the applicable performance period. The number of shares actually earned will be determined at the end of the applicable performance period based on our actual performance relative to the applicable performance criteria. For outstanding time-based equity awards, the number of shares vested was determined based on the number of full fiscal years worked by Mr. Green as a fraction of the three year term of the applicable Long Term Incentive Program award. The time-based awards vested as of his separation date.

On October 29, 2007, we entered into an employment agreement with Mr. Fry. The employment agreement provides that if we terminate Mr. Fry’s employment other than for cause, or if he terminates his employment for good reason, other than in the twenty-four months following a change of control, he will be eligible to receive severance benefits as follows: base salary continuation for twelve months following the date of termination; a lump sum payment equal to the greater of his target bonus or his actual bonus, to the extent determinable, for the year of termination; and outplacement assistance.

Mr. Fry’s agreement also entitles him to the following change of control benefits in the event his employment is terminated without cause, or if he terminates his employment for “good reason,” within twenty-four months following a change of control:

•	One times base salary plus the greater of the target or the three year average bonus;

•	Pro-rata bonus, equal to the greater of target or actual to the extent determinable, based on the number of whole months worked in the year of termination;

•	Health and welfare benefit continuation for twelve months;

•	Acceleration of unvested equity awards; and

•

If excise taxes are imposed, he will be eligible for a tax gross up only if the benefits exceed the safe harbor by the greater of $50,000 or 10%; otherwise, his benefits will be reduced only if this results in a better after-tax position for Mr. Fry.

On November 5, 2015, we entered into an employment agreement with Mr. Frost. The employment agreement provided that if we terminated Mr. Frost’s employment other than for cause, death or disability, we would provide Mr. Frost with a sixty (60) day notice of termination. The Agreement further provided that we would pay Mr. Frost (i) his annualized base salary over a period of twelve months following such termination; (ii) the employer portion of continued coverage under the Company’s group health and dental plans for that twelve-month period; and (iii) a sum equal to his actual bonus as calculated according to the Annual Incentive Program in the fiscal year in which such termination occurred, provided that, notwithstanding his date of termination within the fiscal year, the amounts due would be determined based on our actual financial results and his base salary actually earned during the fiscal year.

In connection with the removal of Mr. Frost as our senior vice president, chief financial officer, and treasurer effective July 13, 2017 and the termination of Mr. Frost’s employment effective September 11, 2017, and pursuant to a separation agreement with Mr. Frost dated July 17, 2017, Mr. Frost will receive the benefits described in the preceding paragraph, as well as outplacement services provided through a company approved provider and plan. For outstanding performance-based equity awards to which Mr. Frost would be entitled under our Long Term Incentive Programs, the target number of shares was adjusted pro-rata based on the number of full months elapsed between the beginning of the applicable performance period and the termination of Mr. Frost’s employment. The number of shares actually earned will be determined at the end of the applicable performance period based on our actual performance relative to the applicable performance criteria. For outstanding time-based equity awards under our Long Term Incentive Programs, the number of shares vested was determined based on the number of fiscal years ended as of Mr. Frost’s termination of employment as a fraction of the three year term of the applicable Long Term Incentive Program award. For the unvested portion of an outstanding time-based equity award that was provided to Mr. Frost in connection with the commencement of Mr. Frost’s employment in fiscal 2015, the number of shares vested was determined pro-rata based on the number of months Mr. Frost was employed by the Company during the remaining vesting period of the award as a fraction of such remaining vesting period. The time-based awards vested as of his separation date.

On October 27, 2016, we entered into an employment agreement with Dr. Parks. The employment agreement provides that if Dr. Parks’ employment is (i) terminated by the Company prior to the second anniversary of his Start Date other than for cause or by reason of Dr. Parks’ death or disability; or (ii) terminated by the Company without cause and not for death or disability, or if Dr. Parks resigns for good reason, within twenty-four months following a change of control, we will (a) pay to Dr. Parks the annual base salary he would have received had he remained continuously employed by the Company through the second anniversary of his Start Date, such payments to be made in approximately equal installments; (b) pay to Dr. Parks a lump sum payment equal to his annual base salary; (c) provide continued medical and dental coverage following the date of termination through the second anniversary of his Start Date, (d) pay to Dr. Parks a sum equal to his actual incentive award, if any, as calculated according to the annual incentive program for the fiscal year in which his termination occurs; and (e) provide that the service-based vesting of the RSU Grant will be deemed satisfied such that Dr. Parks will receive the same benefits thereunder as he would have received had he remained employed through each applicable vesting date thereunder, based on the level of achievement of any applicable performance conditions. If Dr. Parks is terminated by the Company for cause, or by reason of Dr. Parks’ death or disability, or by the Company other than for cause on or after the second anniversary of the start date, the employment agreement will terminate without further obligations to Dr. Parks. In addition, if the severance benefits payable to Mr. Parks following a change in control would otherwise be subject to excise tax under the “parachute payment” provisions of the Internal Revenue Code, the Company will reduce the payments to the minimum extent necessary to ensure that no portion of such payments is subject to the excise tax.

On March 7, 2017, we entered into a severance agreement with Mr. Ryan. The severance agreement provides that if Mr. Ryan’s employment is terminated by the Company other than (i) for cause; or (ii) by reason of Mr. Ryan’s death or disability, and other than in connection with a change of control, we will pay to Mr. Ryan (a) his annualized base salary over a period of twelve months following such termination; (b) the employer portion of continued coverage under the Company’s group health and dental plans for such twelve-month period; and (c) a sum equal to his actual bonus as calculated according to the Annual Incentive Program in the fiscal year in which such termination occurs. If, within twenty-four months following a change in control, Mr. Ryan’s employment is terminated by the Company without cause and not for death or disability, or if Mr. Ryan resigns his employment for good reason, we will, in addition to providing the severance benefits described in the preceding sentence, pay to Mr. Ryan an amount equal to sixty percent (60%) of Mr. Ryan’s most recent annualized base salary. In addition, if the severance benefits payable to Mr. Ryan following a change in control would otherwise be subject to excise tax under the “parachute payment” provisions of the Internal Revenue Code, the Company will reduce the payments to the minimum extent necessary to ensure that no portion of such payments is subject to the excise tax.

Severance Benefits

Our management employees, including our executive officers, are eligible to participate in our Severance Plan for Management Employees (which we refer to as the Severance Plan), which provides for continuing base salary and health and life insurance coverage during the applicable severance period in the event of a covered termination of employment (which we refer to as Severance Benefits). For our executive officers, the severance period is two weeks for each complete year of service, provided that the severance period may not be less than six months nor more than one year. Employees whose employment is terminated by us for cause are not eligible to receive Severance Benefits.

In order to receive Severance Benefits, an eligible employee must timely sign and return a severance agreement in a form provided by us, in our sole discretion, by which he or she agrees to waive and release us from all legal claims he or she may have against us in exchange for payment of Severance Benefits. A participant will not be eligible to receive Severance Benefits if, during the Severance Period, we become aware of circumstances that would have caused his or her termination for cause, or the participant has previously entered into an employment agreement with us which provides for payment, or non-payment, of other severance benefits or payments upon termination of employment. According to its terms, the Severance Plan does not operate to affect or modify the terms of a participant’s employment in any way.

Additionally, while not originally part of the Severance Plan, we have a practice of providing all employees eligible for benefits under the plan who are age forty or over with four weeks of additional severance benefits in addition to what they receive under the plan. In the event of involuntary termination without cause, time-based equity awards vest pro-rata as a function of the recipient’s employment period relative to the vesting period of the particular award.

On September 14, 2017, the Compensation Committee approved certain amendments to the Severance Plan. Pursuant to these amendments, the four weeks of additional severance for employees age forty or over referenced above are provided pursuant to the Severance Plan. The amendments also discontinue the continuation of life insurance coverage, provide for outplacement assistance through a Company-approved provider and program, and further condition eligibility to receive Severance Benefits on the employee’s compliance with the terms of his or her severance agreement or another duty or obligation owing to the Company.

Of our Named Executive Officers, Mrs. Faltas and Mr. Bourque participate in the Severance Plan. Dr. Parks and Messrs. Fry and Ryan each have existing employment agreements, and Messrs. Green and Frost previously had employment agreements prior to the termination of their employment with the Company, which include severance provisions that supersede the provisions of the Severance Plan and thus do not participate in the Severance Plan. The severance provisions for Dr. Parks, and Messrs. Frost, Fry, Green, and Ryan are discussed on pages 45-47 of this proxy statement.

Annual Incentive Program

Only those participants who were employed by us on July 31, 2017 or, other than Mr. Frost, involuntarily terminated after January 31, 2017, were eligible to receive a payment under the FY17 AIP. Mr. Green was not eligible to receive an award under the FY17 AIP in view of the termination of his employment effective October 31, 2016. For Mr. Frost, payments under the FY17 AIP will be determined based on our actual financial results and his base salary actually earned in fiscal 2017. For our Named Executive Officers other than Messrs. Frost and Green, payments in the case of involuntary termination after January 31, 2017 would have been determined based on our actual financial results and their base salary actually earned in fiscal 2017. Additional information on the FY16 AIP, including performance metrics and targets, is provided in the Compensation Discussion and Analysis section of this proxy statement above.

Long Term Incentive Programs

For our Named Executive Officers, vesting of awards under the FY15-17, FY16-18, and FY17-19 LTIPs is as follows:

•	Non-GAAP EPS and TSR components—

Involuntary Termination Not for Cause—Upon an involuntary termination not for cause other than in connection with a change of control, the target number of shares will be adjusted pro-rata based on the number of full months that the participant remained in our employ during the performance period of the award. The number of shares actually earned will be determined at the end of the performance period based on our actual performance relative to the applicable performance criteria.

Change of Control—These awards are subject to double trigger vesting. Upon a change of control that occurs prior to the end of the performance period, EPS and TSR awards will be replaced with time-based RSU or restricted stock awards (which we refer to as Replacement Awards) denominated with respect to the stock of the successor company and having a fair value, vesting, and other terms and conditions no less favorable to the recipient than those of the award being replaced. If a recipient of an EPS or a TSR award is not provided with a Replacement Award, the original award will vest as of the change of control based on our actual performance as described below.

If a change of control occurs prior to the end of the performance period, the value of the EPS and TSR awards will be determined based on our actual performance. For EPS awards, performance will be determined with respect to our cumulative Non-GAAP EPS as of the fiscal year last completed prior to the change of control. For TSR awards, performance will be determined with respect to our actual total stockholder return relative to that of the Russell 2000 stock index, as determined at the time of the change of control. Any unvested portion of the Replacement Award will vest only upon a termination of employment without cause, or termination by the recipient for good reason, during the twenty-four month period after the change of control.

•	Stock Option component of the FY 15-17 LTIP—

Involuntary Termination Not for Cause—Upon an involuntary termination not for cause other than in connection with a change of control, any stock options that are vested as of the date of termination of employment are exercisable until the end of the 90-day period following the date of termination of employment (or, if earlier, until the expiration date of the options). Unvested stock options will be forfeited.

Change of Control—These awards are subject to double trigger vesting. Upon a change of control, all unvested stock options will be replaced with time-based stock option awards (which we refer to as Replacement Stock Option Awards) in the stock of the successor company and have a fair value, vesting, and other terms and conditions no less favorable to the recipient than the options being replaced. If a recipient of an unvested stock option is not provided with a Replacement Stock Option Award, the original option will vest as of the change of control.

If the recipient is provided with a Replacement Stock Option Award, the fair value of the options being replaced will be determined based on their intrinsic value immediately prior to the change of control. Any unvested portion of the Replacement Stock Option Award will vest only upon a termination of employment without cause, or termination by the recipient for good reason, during the twenty-four month period after the change of control. Any stock options that are vested as of such termination of employment are exercisable until the end of the 90-day period following the date of termination of employment (or, if earlier, until the expiration date of the options).

None of our Named Executive Officers received stock options under the FY16-18 LTIP or the FY17-19 LTIP.

•	Time-Based Restricted Stock Unit component of the FY16-18 and FY17-19 LTIPs—

Involuntary Termination Not for Cause—Upon an involuntary termination not for cause other than in connection with a change of control, an amount equal to the Annual Pro Rata Shares (as defined below) will vest as of the termination of employment. Annual Pro Rata Shares means (i) the number of shares that would have vested on the vesting date specified in the award multiplied by (ii) a fraction, the numerator of which is the number of fiscal years ended since the grant date and the denominator of which is three.

Change of Control—These awards are subject to double trigger vesting. Upon a change of control, unvested RSUs will be replaced with time-based restricted stock or RSU awards (which we refer to as Replacement Time-Based RSU Awards) in the stock of the successor company and have a fair value, vesting, and other terms and conditions no less favorable to the recipient than the RSU awards being replaced. If a recipient of an unvested RSU award is not provided with a Replacement Time-Based RSU Award, the original award will vest as of the change of control.

Other than Mr. Bourque, none of our Named Executive Officers received time-based restricted RSUs under the FY15-17 LTIP.

Other Equity Awards

For our Named Executive Officers, vesting of outstanding equity awards other than those described above in connection with our FY15-17, FY16-18, and FY17-19 LTIPs is as follows:

•	Time-based RSU awards

Involuntary Termination Not for Cause—Upon an involuntary termination not for cause other than in connection with a change of control, an amount equal to the Monthly Pro-Rata Shares (as defined below) will vest as of the termination of employment. Monthly Pro Rata Shares means (i) the number of shares that would have vested on the next vesting date specified in the award multiplied by (ii) a fraction, the numerator of which is the number of full months elapsed since the most recent vesting date specified in the award (or the grant date, if termination occurs prior to the first vesting date and the denominator of which is the number of months between the most recent vesting date and the next vesting date.

Change of Control for Time-Based RSU Awards—Time-based RSU awards are subject to double trigger vesting. Vesting is as described above in connection with the time-based restricted stock unit component of the FY16-18 LTIP.

Double Trigger Vesting

As noted above in the Severance Change of Control Benefits section on page 35 of this proxy statement, equity awards granted in fiscal 2015, 2016, and 2017 were subject to double trigger vesting. The Compensation Committee currently intends that future equity awards will also be subject to double trigger vesting.

The tables below reflect the compensation and benefits due to each Named Executive Officer, upon an involuntary termination other than for cause, and a termination following a change of control without cause or by the executive officer for good reason. The amounts shown assume that each termination of employment was effective as of July 31, 2017. The value of accelerated stock options was calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing stock price of our common stock as of July 31, 2017, which was $70.20 The value of accelerated restricted stock was calculated by multiplying the number of accelerated shares by the closing price of our common stock as of July 31, 2017. The amounts shown in the table are estimates of the amounts which would be paid upon termination of employment. The actual amounts to be paid can only be determined at the time of the termination of employment.

Potential Payments on Involuntary Termination without Cause

	Severance		Incentive Bonus Programs		Health and Welfare Benefit Continuation	Value of Accelerated Equity Awards(3)	Total (4)
	Base Salary Continuation	Lump Sum Payment	AIP (1)	LTIP (2)
Fred B. Parks	812,500	650,000	325,000	1,200,701	20,293	1,200,701	4,209,195
James W. Green (5)	624,000	639,000	—	277,009	24,352	670,058	2,234,419
Mark T. Frost (6)	391,400	—	18,766	—	16,234	581,922	1,008,323
Michael J. Bourque	47,598	—	8,674	16,637	3,247	124,097	200,255
Mervat Faltas	195,502	—	16,247	81,853	10,147	320,697	624,445
John J. Fry	372,860	223,716	17,878	108,248	—	423,820	1,146,521
James P. Ryan	350,860	—	16,804	75,886	16,234	325,891	785,676

(1)	Represents amounts earned pursuant to the terms of the FY17 AIP for service prior to termination. For more information on amounts earned pursuant to the FY17 AIP, please refer to the Compensation Discussion and Analysis section of this proxy statement.

(2)	For our Named Executive Officers other than Dr. Parks, the amounts shown represent amounts earned pursuant to the terms of the FY15-17 LTIP for service prior to termination. For Dr. Parks, the amount shown represents the amount earned pursuant to the terms of his RSU grant for service prior to termination. For more information on amounts earned pursuant to Dr. Parks’ RSU grant in fiscal 2017 and by our Named Executive Officers other than Dr. Parks pursuant to the FY15-17 LTIP, please refer to the Compensation Discussion and Analysis section of this proxy statement. For Messrs. Green and Frost, the amounts shown reflect termination dates of October 31, 2016 and September 11, 2017, respectively.
(3)	For our Named Executive Officers other than Dr. Parks, the amounts shown represent amounts earned pursuant to the terms of the FY16-18 and FY17-19 LTIPs. For Dr. Parks, the amounts shown represent the amount earned pursuant to the terms of his RSU grant. Performance-based awards earned by Dr. Parks pursuant to his RSU grant based on our fiscal 2018 performance and by our Named Executive Officers pursuant to our FY16-18 and FY17-19 LTIPs are payable post-termination following determination of actual performance at the end of the applicable performance period. The amounts shown assume that performance awards are payable at target. Amounts paid may vary depending on actual performance. For our Named Executive Officers other than Dr. Parks, amounts shown are pro-rated to reflect service prior to the termination date relative to the applicable performance period. For Messrs. Green and Frost, the amounts shown reflect termination dates of October 31, 2016 and September 11, 2017, respectively.
(4)	Amounts shown in the Non-Qualified Deferred Compensation Table on page 45 are not included in this total.
(5)	The amounts shown for Mr. Green reflect the amounts payable to Mr. Green following the termination of his employment effective October 31, 2016. Of the total potential payments to Mr. Green, the following amounts would be paid in FY18: Base Salary Continuation 158,400; LTIP Bonus Program 737,917; and Health and Welfare Benefit Continuation 12,176.
(6)	The amounts shown for Mr. Frost reflect the amounts payable to Mr. Frost following the termination of his employment effective September 11, 2017. Of the total potential payments to Mr. Frost, the following amounts would be paid in FY18: Base Salary Continuation $285,722; AIP Bonus Program $18,766; LTIP Bonus Program $310,038; Health and Welfare Benefit Continuation $14,286; and Accelerated Equity Awards $271,884. Payments to Mr. Frost in FY19 would be the following: Base Salary Continuation $105,678; AIP Bonus Program $0; LTIP Bonus Program $0; Health and Welfare Benefit Continuation $1,948; and Accelerated Equity Awards $0.

Potential Payment on Involuntary Termination without Cause or For Good Reason

Following a Change of Control

	Severance		Incentive Bonus Programs		Health and Welfare Benefit Continuation	Value of Accelerated Equity Awards (3)	Excise Tax Gross Up	Total (4)
	Base Salary Continuation	Lump Sum Payment	AIP (1)	LTIP (2)
Fred B. Parks	812,500	650,000	325,000	1,200,701	20,293	1,200,701	—	4,209,195
James W. Green (5)	—	—	—	—	—	—	—	—
Mark T. Frost (6)	—	—	—	—	—	—	—	—
Michael J. Bourque	47,598	—	8,674	16,637	3,247	235,240	—	311,397
Mervat Faltas	195,502	—	16,247	81,853	10,147	646,472	—	950,221
John J. Fry	372,860	223,716	223,716	108,248	16,234	854,123	—	1,798,898
James P. Ryan	350,860	210,516	16,804	75,886	16,234	660,091	—	1,330,391

(1)	Represents amounts earned pursuant to the terms of the FY17 AIP for service prior to termination. For Mr. Fry, the amount shown reflects the greater of his target award or actual performance under the FY17 AIP pursuant to the terms of his employment agreement. For more information on amounts earned pursuant to the FY17 AIP, please refer to the Compensation Discussion and Analysis section of this proxy statement.
(2)

For our Named Executive Officers other than Dr. Parks, the amounts shown represent amounts earned pursuant to the terms of the FY15-17 LTIP for service prior to termination. For Dr. Parks, the amount shown represents the amount earned pursuant to the terms of his RSU grant for service prior to termination. For more information on amounts earned by Dr. Parks pursuant to his RSU grant in fiscal 2017 and by our Named Executive Officers other than Dr. Parks pursuant to the FY15-17 LTIP, please refer to the Compensation Discussion and Analysis section of this proxy statement.
(3)	For our Named Executive Officers other than Dr. Parks, the amounts shown represent the value of awards pursuant to the FY16-18 and FY17-19 LTIPs and other equity awards that are accelerated following involuntary termination without cause or for good reason following a change of control. For Dr. Parks, the amount shown represents the portion of Dr. Parks’ RSU grant that is accelerated following involuntary termination without cause or for good reason following a change of control. Amounts shown assume that Dr. Parks’ RSU grant and performance awards pursuant to the FY16-18 and FY17-19 LTIPs are payable at target. Amounts paid may vary based on actual performance.
(4)	Amounts shown in the Non-Qualified Deferred Compensation Table on page 45 are not included in this total.
(5)	Mr. Green’s employment was terminated effective October 31, 2016.
(6)	Mr. Frost’s employment was terminated effective September 11, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership of our equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Our directors, executive officers, and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such filings by our directors, executive officers, and 10% stockholders, or written representations of certain of such persons, we believe that all filings required to be made by those persons during fiscal 2017 were timely made except as follows: Mr. Bourque filed one late Form 4.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of any entity that has one or more executive officers serving on our compensation committee.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER

EQUITY COMPENSATION PLANS

The following table provides information about the shares of common stock authorized for issuance under our equity compensation plans as of July 31, 2017:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	71,849	$66.87	2,588,307	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	217,905	$69.06	2,588,307	(1)

(1)	Includes 834,304 shares issuable under our Amended and Restated Employee Stock Purchase Plan in connection with current and future offering periods under that plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Mr. Jeffrey P. Black, Committee Chair

Mr. James J. Judge

Dr. Michael T. Modic

AUDIT COMMITTEE REPORT

The Audit Committee of our board is comprised of three members, each of whom qualifies as an “independent” director under current NASDAQ listing standards. The Audit Committee operates under a written charter adopted by the board.

The Audit Committee reviewed our audited financial statements for fiscal 2017, and discussed these financial statements with our management. Management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of our financial statements in accordance with generally accepted accounting standards and for issuing a report on those financial statements. As appropriate, the Audit Committee reviews and evaluates, and discusses with our management, internal accounting, financial and auditing personnel, and the independent auditors, the following:

•	the plan for, and the independent registered public accounting firm’s report on, the audit of our financial statements;

•	our financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

•	management’s selection, application, and disclosure of critical accounting policies;

•	changes in our accounting practices, principles, controls, or methodologies;

•	significant developments or changes in accounting rules applicable to Analogic; and

•	the adequacy of our internal controls and accounting, financial, and auditing personnel.

Management represented to the Audit Committee that our financial statements had been prepared in accordance with generally accepted accounting principles.

The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, as amended, with Ernst & Young.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, confirm their perceived independence, and engage in a discussion of independence. In addition, the Audit Committee discussed with the independent registered public accounting firm the matters disclosed in this letter and its independence from us. The Audit Committee also considered whether the independent registered public accounting firm’s provision of the other, non-audit-related services to us is compatible with maintaining such registered public accounting firm’s independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our board that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2017.

AUDIT COMMITTEE

Mr. James J. Judge, Committee Chair

Mr. Stephen Odland

Mr. Joseph Whitters

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

General

Our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our financial statements for fiscal 2018. Representatives of Ernst & Young are expected to be present at our 2018 annual meeting, will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders. Although stockholder ratification of the Audit Committee’s selection of Ernst & Young is not required by law or our organizational documents, the board believes that it is advisable to give stockholders an opportunity to ratify this selection. If the stockholders do not ratify the appointment of Ernst & Young, the selection of the independent registered public accounting firm may be reconsidered by the Audit Committee. However, even if the appointment of Ernst & Young is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in our Company’s best interests.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees billed to us by our independent registered public accounting firm:

	2017			2016
	(In Thousands)			(In Thousands)
	E&Y	Other	Total Fees	Total
Audit Fees (a)	$2,100	—	$2,100	$1,820
Audit Related Fees (b)	—	$31	31	31
Tax Fees (c)	56	$110	166	206
All Other Fees (d)	6	$—	6	11

	$2,162	$141	$2,303	$2,068

(a)	Fees for audit services billed related to fiscal 2017 consisted substantially of the following:

•	Audit of our July 31, 2017 annual financial statements

•	Reviews of our quarterly financial statements in fiscal 2017

•	Internal control attestation procedures as required by SEC rules

•	Statutory audits

Fees for audit services billed related to fiscal 2016 consisted substantially of the following:

•	Audit of our July 31, 2016 annual financial statements

•	Reviews of our quarterly financial statements in fiscal 2016

•	Internal control attestation procedures as required by SEC rules

•	Statutory audits

(b)	Fees for audit-related services billed related to fiscal 2017 and fiscal 2016 consisted of the following:

•	Pension plan and other statutory related audits

(c)	Fees for tax services billed related to fiscal 2017 and fiscal 2016 consisted substantially of the following:

•	United States federal, state and local tax planning and compliance advice and international tax planning and compliance advice.

•	Tax planning and advice services relating to international restructuring plan.

(d)	All other fees related to fiscal 2017 and fiscal 2016 include licenses to a web-based accounting research tool, an automated accounting disclosure checklist, and internal audit fees.

The Audit Committee has adopted a policy in its charter to pre-approve all services (audit and non-audit) to be provided to us by our independent registered public accounting firm, except that de minimis non-audit services may be approved in accordance with applicable SEC rules, including paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X. In considering the nature of the services provided by the independent registered public accounting firm, during fiscal 2017 and fiscal 2016 the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with our management and the independent registered public accounting firm to determine that they were permitted under the rules and regulations concerning auditor independence promulgated by the SEC and the American Institute of Certified Public Accountants. None of the services above were approved by the Audit Committee pursuant to the exception set forth in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

Our board recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2018 by voting “FOR” Proposal No. 2.

PROPOSAL 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal is commonly referred to as “say-on-pay.” Taking into account the recommendation of our board and the results of the advisory vote on the frequency of say-on-pay votes held at our 2012 annual meeting, we currently intend to hold say-on-pay votes on an annual basis. We expect that the next advisory vote on the frequency of say-on-pay votes will be held at our 2024 annual meeting.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our Named Executive Officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The Executive Compensation and Director Compensation sections of this proxy statement beginning on pages 22 and 14, respectively, including the Compensation Discussion and Analysis beginning on page 22 describe in detail our executive compensation programs and the decisions made by our Compensation Committee and our board of directors with respect to fiscal year 2017.

As discussed in these disclosures, we believe that our executive compensation program provides competitive overall compensation that is designed to attract and retain top performers. To achieve this goal, our compensation program is structured to:

•	provide total compensation and compensation elements that are competitive with those companies that are competing for available executives;

•	hold our executive officers accountable for results over the long term and maintain integrity in all of the business dealings of our executive officers;

•	align the interests of our executives with our stockholders;

•

provide a mix of compensation that offers (i) a meaningful base compensation; (ii) the opportunity to earn additional amounts based on achievement of nearer-term corporate goals; and (iii) the opportunity to share in the long term growth of our Company through equity compensation; and

•	establish a clear connection between rewards and company performance.

Our board believes this link between compensation and the achievement of our near- and long term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our board is asking stockholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

RESOLVED, that the compensation paid to our Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our board of directors (or any committee thereof), and does not create or imply any change to our fiduciary duties or the fiduciary duties of our board of directors (or any committee thereof) or create or imply any additional fiduciary duties for us or our board (or any committee thereof). However, our compensation committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

Our board recommends that stockholders vote to approve, on an advisory basis, the compensation of our Named Executive Officers by voting “FOR” Proposal No. 3.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE NAMED EXECUTIVE

OFFICER COMPENSATION ADVISORY VOTES

In Proposal No. 3, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers. In this Proposal No. 4, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future Named Executive Officer compensation advisory votes. Stockholders may vote for a frequency of every one, two, or three years, or may abstain.

The Board of Directors will take into consideration the outcome of this vote in making a determination about the frequency of future Named Executive Officer compensation advisory votes. However, because this vote is advisory and non-binding, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold the advisory vote to approve Named Executive Officer compensation more or less frequently.

The Board of Directors believes that a Named Executive Officer compensation advisory vote should be held every year, and therefore our Board of Directors recommends that you vote for a frequency of every ONE YEAR for future Named Executive Officer compensation advisory votes.

The Board of Directors believes that an annual Named Executive Officer compensation advisory vote will facilitate more direct stockholder input about executive compensation. An annual Named Executive Officer compensation advisory vote is consistent with our policy of reviewing our compensation program annually, as well as being accountable to our stockholders on corporate governance and executive compensation matters. We believe an annual vote would be the best governance practice for our Company at this time.

Therefore, the Board of Directors believes that holding the Named Executive Officer compensation advisory vote every year is in the best interests of the Company and its stockholders and recommends voting for a frequency of every “ONE YEAR.”

PROPOSALS OF STOCKHOLDERS

A stockholder who intends to present a proposal for action at the 2019 annual meeting may seek to have his or her proposal included in our proxy materials for that meeting by notifying us of such intention and furnishing the text of the proposal to us. Such notice must also include the stockholder’s address and statement of the number of shares of common stock held of record or beneficially by such stockholder and the date or dates upon which such shares were acquired, and must be accompanied by documentary support for a claim of beneficial ownership. The proposal must satisfy the conditions established by the SEC for proposals to be considered for possible inclusion in the proxy materials relating to the 2019 annual meeting. To have a proposal considered for inclusion in the proxy materials for the 2019 annual meeting, a stockholder must give the notice mentioned above and submit his or her proposal no later than July 9, 2018, provided that if the 2019 annual meeting is not held within 30 days before or after the anniversary date of the 2018 annual meeting, the deadline for submitting proposals is a reasonable time before we begin to print and send our proxy materials. The notice and text should be sent to Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960, Attention: John J. Fry, Senior Vice President, General Counsel, and Secretary.

Our by-laws provide that, in order for a stockholder to make nominations for the election of the directors, a stockholder must deliver notice of such nominations to the Secretary not less than 90 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder must be so delivered and received by the later of (i) the ninetieth (90th) day prior to such annual meeting or (ii) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice has been given or with respect to which there has been a public announcement of the date of the meeting, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Any such notice must set forth the information required by our by-laws, including certain information about the stockholder making the nomination and certain information about the person nominated for election. Stockholder nominations for election at the 2019 annual meeting of stockholders must be submitted no later than September 2, 2018.

OTHER MATTERS

We know of no business which will be presented for consideration at the 2018 annual meeting other than that set forth in this proxy statement. However, if any such other business shall come before the 2018 annual meeting, the persons named in the proxies or their substitutes shall vote the proxies in respect of any such business in accordance with their best judgment.

We will bear the cost of solicitation of proxies. Our officers and employees may, without additional remuneration, assist in soliciting proxies by mail, e-mail, telephone and in person. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports to stockholders. This means that only one copy of this proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, or our annual report to stockholders, may have been sent to multiple stockholders in a household. We will promptly deliver a separate copy of each document to any stockholder who writes to or calls us at the following address or telephone number: Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960, Attention: John J. Fry, Senior Vice President, General Counsel, and Secretary; telephone number: 978-326-4000. If a stockholder wishes to receive separate copies of our annual report to stockholders and proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, in the future, or if a stockholder is receiving multiple copies and would like to receive only one copy per household, the stockholder should contact his, her, or its bank, broker, or other nominee record holder. Alternatively, the stockholder may contact us at the above-referenced address or telephone number.

Electronic Access to Proxy Materials and Annual Report to Stockholders

Our stockholders can access the notice of annual meeting of stockholders, proxy statement, proxy card and our 2018 annual report to stockholders via http://www.edocumentview.com/ALOG. For future annual meetings of stockholders, registered stockholders can consent to receiving our proxy materials by e-mail in lieu of receiving them by mail. If you are a registered stockholder and you have not already done so, go to http://www.envisionreports.com/ALOG to view materials and set preferences for material delivery and to vote. Stockholders who hold shares through a bank, brokerage firm or other nominee may request electronic access by contacting their nominee.

WE WILL FURNISH TO ANY STOCKHOLDER UPON WRITTEN REQUEST, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, FILED WITH THE SEC. A request for our annual report on Form 10-K should be sent to Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960, Attention: John J. Fry, Senior Vice President, General Counsel, and Secretary.

For the Board of Directors,

John J. Fry

Secretary

November 2, 2017

IF YOU DO NOT EXPECT TO BE PRESENT AT THIS MEETING AND WISH YOUR STOCK TO BE VOTED, YOU SHOULD COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD, WHICH IS BEING SOLICITED ON BEHALF OF OUR BOARD. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES OR CANADA, IS ENCLOSED FOR THAT PURPOSE. IF YOU HOLD YOUR SHARES IN “STREET NAME” YOU SHOULD FOLLOW THE INSTRUCTIONS ON THE VOTING INSTRUCTION CARD PROVIDED BY YOUR BROKER.

Analogic Corporation

8 Centennial Drive

Peabody, Massachusetts 01960

978-326-4000

002CSN880B

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time the day before the meeting date.
Vote by Internet
• Go to www.envisionreports.com/ALOG
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR ALL nominees, FOR proposals 2 and 3 and FOR a frequency of
ONE YEAR for Proposal 4:

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	1a - Bernard C. Bailey	☐	☐	☐	1b - Jeffrey P. Black	☐	☐	☐	1c - James J. Judge	☐	☐	☐
	1d - Michael T. Modic	☐	☐	☐	1e - Stephen A. Odland	☐	☐	☐	1f - Fred B. Parks	☐	☐	☐
	1g - Joseph E. Whitters	☐	☐	☐

			For	Against	Abstain			For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2018.		☐	☐	☐	3.	To hold an advisory vote on named executive officer compensation.	☐	☐	☐
		1 Year	2 Years	3 Years	Abstain
4	To hold an advisory vote to approve the frequency of future named executive officer compensation advisory votes.	☐	☐	☐	☐

In their discretion, the proxies are authorized to act on any and all matters incidental to any of the foregoing and transact such other business as may legally come before the meeting or any adjourned session or sessions thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - B ON BOTH SIDES OF THIS CARD.

▼   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

+
Proxy — ANALOGIC CORPORATION

Annual Meeting of Stockholders

December 1, 2017 10:00 a.m. Eastern Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Fred B. Parks, Michael J. Bourque, and John J. Fry, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Analogic Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time on December 1, 2017, at Analogic Corporation’s headquarters at 8 Centennial Drive, Peabody, Massachusetts 01960, and at any adjourned session or sessions thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018, FOR THE APPROVAL OF THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION, FOR ONE YEAR ON THE ADVISORY VOTE ON FREQUENCY OF FUTURE NAMED EXECUTIVE OFFICER COMPENSATION ADVISORY VOTES, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. IF VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. YOU MAY ALSO VOTE BY INTERNET OR PHONE FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE OF THIS PROXY CARD.

Continued and to be signed on reverse side

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

◾	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - B ON BOTH SIDES OF THIS CARD.	+